UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CBIZ, INC.

(Name of Registrant as Specified in its Charter)

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CBIZ, INC.

6801 Brecksville Rd., Door N,

Independence, Ohio 44131

March 28, 2022

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of CBIZ, Inc., which will be held on Tuesday, May 10, 2022, at 8:00 a.m. EDT, at 6801 Brecksville Rd., Door N, Independence, Ohio 44131.

The matters to be considered at the meeting are described in the formal notice and proxy statement on the following pages.

We encourage your participation at this meeting. Whether or not you plan to attend in person, it is important that your shares be represented at the meeting. Please vote by proxy as soon as possible. You may vote by proxy over the Internet, by telephone and, if you received paper copies of the proxy materials by mail, by following the instructions on the proxy card.

If you attend the meeting and prefer to vote in person, your previous voting instructions can be revoked at your request.

We appreciate your confidence in CBIZ, Inc. and look forward to the opportunity to visit with you at the meeting.

Very truly yours,

CBIZ, INC.

Steven L. Gerard, Chairman of the Board

CBIZ, INC.

6801 Brecksville Rd., Door N,

Independence, Ohio 44131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 10, 2022

TO THE STOCKHOLDERS OF CBIZ, INC.:

The Annual Meeting of Stockholders of CBIZ, Inc. will be held on Tuesday, May 10, 2022, at 8:00 a.m. EDT, at 6801 Brecksville Rd., Door N, Independence, Ohio 44131, for the following purposes:

1. To elect four of a class of four Directors, who are named in the proxy statement, to the Board of Directors of CBIZ, Inc. with terms expiring at the Annual Meeting in 2025;

2. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm;

3. To conduct an advisory vote to approve named executive officer compensation; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record on March 16, 2022 will be entitled to notice of, and to vote at, the meeting.

We are furnishing proxy materials to our stockholders using the U.S. Securities and Exchange Commission (the “SEC”) rule that allows companies to furnish proxy materials over the Internet. As a result, on or about March 28, 2022, we are mailing a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) to many of our stockholders instead of a paper copy of the accompanying proxy statement. The E-Proxy Notice contains instructions on how to access our proxy statement over the Internet and how to execute a proxy. The E-Proxy Notice also provides instructions on how you can request a paper copy of proxy materials, including this proxy statement and a form of proxy card. All stockholders who do not receive an E-Proxy Notice, including the stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail, which paper copies will be mailed on or about March 28, 2022, unless these stockholders have previously requested delivery of proxy materials electronically. If you received your proxy materials via e-mail in accordance with your previous request, the e-mail contains voting instructions and links to this proxy statement on the Internet.

You are cordially invited to attend the Annual Meeting. Your vote is important. Whether or not you expect to attend in person, you are urged to submit a proxy as soon as possible so that your shares may be represented and voted. You may submit your proxy over the Internet, by telephone and, if you received paper copies of the proxy materials by mail, by following the instructions on the proxy card. If you attend the meeting and prefer to vote in person, your previous voting instructions can be revoked at your request.

By Order of the Board of Directors,

Michael W. Gleespen, Corporate Secretary

Independence, Ohio

March 28, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 10, 2022:

The proxy statement and annual report to security holders are available at www.envisionreports.com/cbiz.

PLEASE SUBMIT YOUR VOTE BY PROXY

AS SOON AS POSSIBLE

CBIZ, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation by the Board of Directors of CBIZ, Inc. (“CBIZ” or the “Company”) of proxies to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 10, 2022, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. You may submit a proxy over the Internet, by telephone and, if you received paper copies of the proxy materials by mail, by following the instructions on the proxy card. The Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) or, in some cases, this proxy statement and the accompanying proxy card, and Notice of Special Meeting of Stockholders were first mailed on or about March 28, 2022.

VOTING RIGHTS AND SOLICITATION

Shares represented by properly executed proxies received on behalf of CBIZ will be voted at the Annual Meeting in the manner specified therein. If no instructions are specified in a proxy submitted to CBIZ, the shares represented thereby will be voted in favor of the election of the directors listed on the form of proxy accompanying this proxy statement, in favor of ratification of KPMG LLP as CBIZ’s independent registered public accounting firm, and in favor of the Company’s named executive officer compensation. Any proxy may be revoked by the person giving it at any time prior to being voted at the meeting, by submitting a subsequently signed and dated proxy in person, by mail, or otherwise voting via the Internet or by telephone by the deadlines noted on the proxy card.

Directors Gina D. France and A. Haag Sherman are designated as proxy holders in the proxy card. If no instructions are specified in a proxy submitted to CBIZ, they will vote for the election as directors of Rick L. Burdick, Steven L. Gerard, Jerome P. Grisko, Jr. and Benaree Pratt Wiley, who have been nominated by the Board of Directors (the “Board of Directors” or the “Board”). They will vote for the ratification of KPMG LLP as CBIZ’s independent registered public accounting firm, and in favor of the Company’s named executive officer compensation. If any other matters are properly presented at the Annual Meeting for consideration, the proxy holders will have discretion to vote on such matters in accordance with their best judgment. The Board of Directors knows of no other matters to be presented at the meeting.

The Board of Directors established March 16, 2022 as the record date (the “Record Date”) for determining stockholders entitled to notice of and to vote at the Annual Meeting. On the Record Date, CBIZ had 52,450,637 shares of voting common stock issued and outstanding. The common stock is the only class of capital stock CBIZ has outstanding. Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter presented.

The holders of a majority of the total shares of common stock issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business. Broker non-votes occur when a nominee holding shares of the Company’s common stock for a beneficial owner returns a properly executed proxy but has not received voting instructions from the beneficial owner and such nominee does not possess or chooses not to exercise discretionary authority with respect to such shares. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on Proposal No. 1, election of directors, or Proposal No. 3, an advisory vote to approve named executive officer compensation, although they may vote their clients’ shares on Proposal No. 2, the ratification of KPMG LLP as the Company’s independent registered public accounting firm.

The proposals regarding ratification of the selection of the Company’s independent registered accounting firm, the advisory vote to approve named executive officer compensation, and the election of each of the director nominees require the affirmative vote of a majority of the votes present and entitled to vote on the matter. In determining whether each proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the vote for these matters.

ELECTION OF DIRECTORS

Proposal No. 1

CBIZ’s Certificate of Incorporation divides the Board of Directors into three classes of directors, with one class to be elected for a three-year term at each annual meeting of stockholders. The Board of Directors currently consists of eleven members, with four members’ terms expiring at this Annual Meeting. The four members with terms expiring at the 2022 Annual Meeting are Rick L. Burdick, Steven L. Gerard, Jerome P. Grisko, Jr. and Benaree Pratt Wiley, and they have been nominated for election by the Nominating and Governance Committee.

If elected at the Annual Meeting, the nominees listed below will serve until the Annual Meeting of Stockholders in 2025, or until their successors are duly elected and qualified. All other directors will continue as such for the term to which they were elected. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named as proxy holders to whom you have granted your proxy will vote for the election of another person as may be nominated by the Board of Directors. The approval of this proposal requires the affirmative vote of a majority of the votes present and entitled to vote on the matter. Abstentions will be counted and will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the vote for this proposal.

The Board, upon nomination by the Nominating and Governance Committee, recommends a vote “FOR” approval of the Directors Standing for Election listed below.

Directors Standing for Election

Name	Age	Director Since	Expiration of Current Term
Rick L. Burdick	70	1997	2025
Steven L. Gerard	76	2000	2025
Jerome P. Grisko, Jr.	60	2015	2025
Benaree Pratt Wiley	75	2008	2025

Directors Whose Terms Continue
Name	Age	Director Since	Expiration of Current Term
Michael H. DeGroote	61	2006	2024
Joseph S. DiMartino	78	1997	2023
Gina D. France	63	2015	2024
Sherrill W. Hudson	78	2015	2023
Richard T. Marabito	58	2021	2023
A. Haag Sherman	56	2020	2024
Todd J. Slotkin	68	2003	2024

Director Qualifications and Experience

The Nominating and Governance Committee’s process for identifying and evaluating candidates to be nominated as directors consists of reviewing with the Board the desired experience, mix of skills and other qualities to assure appropriate Board composition; conducting candidate searches and inquiries; recommending to the Board qualified candidates for the Board who bring the background, knowledge, experience, skill sets, diversity and expertise that would strengthen the Board; and selecting appropriate candidates for nomination. A full description of the standards and processes used by the Nominating and Governance Committee in evaluating nominees and directors is set out below in the section entitled “Standing Committees of the Board of Directors”, on page 10 of this proxy statement, and in the Charter of the Nominating and Governance Committee.

Set forth below is biographical information for the individuals nominated to serve as directors and each person whose term of office as a director will continue after the Annual Meeting. In addition, the biographical information for each Director nominee includes a summary of the specific experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a Director of the Company. It would not be possible to detail all experience, qualifications, attributes or skills possessed by each Director. Rather, the Company has attempted to set out those unique and important professional characteristics that each particular person brings to the Board.

Nominees For Directors

Rick L. Burdick has served as a Director of CBIZ since October 1997, when he was elected as an independent director. On May 17, 2007, Mr. Burdick was elected by the Board to be its Lead Director, a non-officer position. Previously, in October 2002, he was elected by the Board as Vice Chairman, a non-officer position. Mr. Burdick was a partner at the law firm of Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”) from 1988 until his retirement in 2019. Mr. Burdick serves as non-executive Chairman of the Board of Directors of AutoNation, Inc. Mr. Burdick is a National Association of Corporate Directors (“NACD”) Fellow and has earned the CERT Certificate in Cybersecurity Oversight through the NACD Cyber-Risk Oversight Program.

In his firm management role at Akin Gump, Mr. Burdick gained extensive knowledge regarding the strategic operation of a national professional services organization that is directly applicable in the overview of CBIZ’s professional divisions. His broad transactional experience as both a director and legal representative of large public and multinational companies, and maintenance of a complex practice involving regulatory and financial reporting issues, has informed CBIZ’s acquisition program and the management of our highly regulated business operations.

Steven L. Gerard was elected by the Board to serve as its Chairman in October 2002. He was appointed Chief Executive Officer and Director in October 2000, and served as CEO until March 2016. Mr. Gerard continues to serve as non-executive Chairman. Mr. Gerard was Chairman and Chief Executive Officer of Great Point Capital, Inc., a provider of operational and advisory services, from 1997 to October 2000. From 1991 to 1997, he was Chairman and Chief Executive Officer of Triangle Wire & Cable, Inc. and its successor Ocean View Capital, Inc. Mr. Gerard’s prior experience includes 16 years with Citibank, N.A. in various senior corporate finance and banking positions. Further, Mr. Gerard served seven years with the American Stock Exchange, where he last served as Vice President of the Securities Division. Mr. Gerard also serves on the Boards of Directors of Lennar Corporation and AutoNation, Inc. He previously served on the Board of the Las Vegas Sands Corporation and was a member of the Board of Directors of Joy Global, Inc. until its acquisition by Komatsu Limited in 2017. Mr. Gerard has been recognized as an NACD Board Leadership Fellow.

Mr. Gerard has significant board-level experience with public companies, including three New York Stock Exchange (“NYSE”) listed entities, in addition to his current membership on the boards of Lennar Corporation and AutoNation. He has served on the audit and compensation committees of several of these public companies, and is a recognized “financial expert.” Mr. Gerard has broad experience in operations, finance, banking, risk assessment and regulation, and has served as the chief executive officer of several companies.

Jerome P. Grisko, Jr. has served as a Director of CBIZ since his appointment in November 2015. Mr. Grisko was appointed Chief Executive Officer in March 2016, and has served as President since February 2000. He was also Chief Operating Officer from February 2000 until his appointment as Chief Executive Officer. Mr. Grisko joined CBIZ as Vice President, Mergers & Acquisitions in September 1998 and was promoted to Senior Vice President, Mergers & Acquisitions and Legal Affairs in December of 1998. Prior to joining CBIZ, Mr. Grisko was associated with the law firm Baker & Hostetler LLP, where he practiced from September 1987 until September 1998, serving as a partner from January 1995 to September 1998. While at Baker & Hostetler, Mr. Grisko concentrated his practice in the area of mergers and acquisitions and general corporate law.

Throughout over twenty years as SVP, COO, President, and now CEO of CBIZ, Mr. Grisko has been integrally involved in leading the management, operations and strategy of the Company. His expertise in mergers and acquisitions and his leadership in developing and fostering organic growth initiatives have been invaluable to the development of CBIZ.

Benaree Pratt Wiley has served as a Director of CBIZ since May 2008, when she was elected as an independent director. Ms. Wiley is a Principal of The Wiley Group, a firm specializing in personnel strategy, talent management, and leadership development primarily for global insurance and consulting firms. Ms. Wiley served as the President and Chief Executive Officer of The Partnership, Inc., a talent management organization for multicultural professionals in the greater Boston region for fifteen years before retiring in 2005. Ms. Wiley is currently a director on the board of the BNY Mellon Family of Funds. Her civic activities include serving on the boards of the Efficacy Institute, Howard University, Dress for Success Boston, Partners Continuing Care and Spaulding Hospital. Ms. Wiley has earned the CERT Certificate in Cybersecurity Oversight through the NACD Cyber-Risk Oversight Program.

Ms. Wiley is a driving force in the advancement of leadership diversity. Under her leadership as president and chief executive officer, The Partnership, Inc. strengthened the capacity of greater Boston to attract, retain, and develop talented professionals of color and helped more than 1,300 African Americans integrate into the corporate community. This tenure is chronicled in a Harvard Business School case study on transformational non-profit leadership — Bennie Wiley and The Partnership, Inc. Ms. Wiley has served as both a member and chair of audit and nominating committees of the boards on which she has served.

Remaining Directors

Michael H. DeGroote, son of CBIZ founder Michael G. DeGroote, was appointed a Director of CBIZ in November 2006 and is an independent director. Mr. DeGroote currently serves as President of Westbury International, a full-service real estate development company, specializing in commercial/industrial land, residential development and property management. Prior to joining Westbury, Mr. DeGroote was Vice President of MGD Holdings, held a management position with Cooper Corporation, and served on the Board of Directors of Progressive Waste Solutions Ltd. He also served on the Board of Governors of McMaster University in Hamilton, Ontario.

As the President of a full-service real estate development company specializing in commercial/industrial land, residential development and property management, Mr. DeGroote reflects the entrepreneurial background of most of CBIZ’s acquisitions. His association with one of the founding stockholders of the Company fosters a consistent focus on attaining and improving stockholder value.

Joseph S. DiMartino has served as a Director of CBIZ since November 1997, when he was elected as an independent director. Mr. DiMartino has been Chairman of the Boards of the funds in the BNY Mellon Corporation (formerly The Dreyfus Corporation) since January 1995. Mr. DiMartino served as President, Chief Operating Officer and Director of The Dreyfus Corporation from October 1982 until December 1994 and also served as a director of Mellon Bank Corporation.

Mr. DiMartino’s service as a chairman, director and president of several significant public and NYSE listed companies provides CBIZ with a wealth of financial, strategic and operating experience. The Company regularly draws on his leadership skills and impressive experience in his role as a member of the Compensation and Human Capital Committee. His knowledge of the capital markets is extremely valuable in the structuring of the Company’s sources of credit.

Gina D. France was appointed to the CBIZ Board in February 2015 as an independent director. Ms. France founded France Strategic Partners, LLC, a strategy and transaction advisory firm, and has served as its President and Chief Executive Officer since 2003. Ms. France has over 40 years of experience in strategy, investment banking and corporate finance. Prior to founding France Strategic Partners, Ms. France was a Managing Director with Ernst & Young, LLP and directed the Firm’s Center for Strategic Transactions. Prior to her work with Ernst & Young, Ms. France was a Senior Vice President with Lehman Brothers, Inc. in the investment banking division. Ms. France serves on the boards of Huntington Bancshares, Inc. and Cedar Fair, L.P. and on the Boards of the BNY Mellon Family of Funds. Ms. France has previously served on the boards of FirstMerit Corporation, Dawn Food Products, Inc. and Mack Industries.

Ms. France is qualified to serve on the Board because of her leadership experience in the investment banking, accounting and financial services fields and her service as a board member of several nationally recognized companies. Her considerable top-level experience in IT security principles, governance standards, strategic consulting and mergers and acquisitions provides CBIZ with valuable guidance in these key areas. Ms. France is a recognized “financial expert” for SEC purposes.

Sherrill W. Hudson has served as a Director of CBIZ since his appointment in February 2015. Until July 2016, upon the sale of the TECO Energy, Inc. (“TECO”), Mr. Hudson served as the Chairman of the Board of TECO and was a member of its board since January 2003. He was executive chairman of TECO from August 2010 to December 2012, after having served as Chairman and Chief Executive Officer since July 2004. Mr. Hudson also serves on the Boards of Lennar Corporation and United Insurance Holdings Corporation. He served on the Publix Super Markets, Inc. Board from January 2003 until April 2015. Mr. Hudson is also Chairman Emeritus of the Florida Chapter of the NACD and is an NACD Board Leadership Fellow. Mr. Hudson retired from Deloitte & Touche, LLP in August 2002, after 37 years of service.

The experience gained by Mr. Hudson in his career at Deloitte & Touche, LLP gives him broad subject-matter expertise in one of the Company’s principal lines of business. This background is invaluable to the operational and strategic development of the Financial Services division. Mr. Hudson’s prior role in senior management of one public company, as well as his prior membership on the boards of several others, effectively applies his financial services experience to matters at the highest policy levels. His role as Chairman of the Florida Chapter of the NACD provides ample qualification for Mr. Hudson’s continued leadership of CBIZ’s Audit Committee. Mr. Hudson is a recognized “financial expert”.

Richard T. Marabito has served as a Director of CBIZ since August 2021, when he was appointed as an independent director. Mr. Marabito is Chief Executive Officer of Olympic Steel, a national metals service center headquartered in Cleveland, Ohio that focuses on the direct sale of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel, aluminum, tin plate, and metal-intensive branded products. Mr. Marabito became CEO in 2018 after serving as the Chief Financial Officer. He joined the company in 1994 as Corporate Controller. He is also the Chairman of the Metal Services Center Institute and served on the Board of Directors and as Audit Committee Chairman for Hawk Corporation from 2008 until the company’s sale in November 2010. Mr. Marabito has served on numerous non-profit boards over the course of his career including as Chair of the Northeast Ohio Regional Board for the Make-A-Wish Foundation.

Mr. Marabito’s experience as a public company CEO, past CFO, director, and audit committee member provides the Company with a great depth of corporate governance and operational expertise. His experience as a CPA, corporate treasurer, and controller bolster his qualifications as a “financial expert” who brings significant accounting and finance capability to the Board.

A. Haag Sherman has served as a Director of CBIZ since August 2020, when he was elected as an independent director. Mr. Sherman has served as the Chief Executive Officer and a director of Tectonic Financial, Inc. (and its predecessor), a banking and financial holding company with a preferred stock quoted on NASDAQ Global Markets, since February 2015. Prior thereto, Mr. Sherman co-founded Salient Partners, LP, a Houston-based investment firm, in 2002 and served in various executive positions, including Chief Executive Officer and Chief Investment Officer, through October 2011. In addition, he previously served as an executive officer and partner of The Redstone Companies from 1998 to 2002 where he, among other things, managed a private equity portfolio. Mr. Sherman has served as a director of Hilltop Holdings, Inc. since its acquisition of PlainsCapital Corporation in November 2012. He previously served as a director of PlainsCapital from September 2009 to November 2012. He previously served as a member of the board of directors of Salient MLP & Energy Infrastructure Fund, Blue Dolphin Energy Company, Miller Energy Resources, Inc. and ZaZa Energy Corp. Mr. Sherman has served as an adjunct professor of law at The University of Texas School of Law. Mr. Sherman previously practiced corporate law at Akin Gump Strauss Hauer & Feld LLP from 1992 to 1996 and was an auditor at Price Waterhouse, a public accounting firm, from 1988 to 1989. Mr. Sherman is an attorney and certified public accountant.

Mr. Sherman’s extensive background in professional services, founding and operating small businesses, his public company board service and his legal and accounting experience qualify him to serve on our board of directors. Mr. Sherman is a recognized “financial expert” for SEC purposes.

Todd J. Slotkin has served as a Director of CBIZ since September 2003, when he was elected as an independent director. Mr. Slotkin is President & COO of KMP Music LLC, a music publishing firm. He is also currently a Senior Advisor at Alvarez & Marsal, and between 2014 and 2020 he served as the Global Business Head of Alvarez & Marsal’s Asset Management Services. Mr. Slotkin is also an independent director of the Apollo Closed End Fund Complex (Apollo Floating Rate Fund, Apollo Tactical Income Fund). In 2011, Mr. Slotkin was appointed the Managing Partner of Newton Pointe LLC, an advisory firm, a position he also held during the period 2007-2008. Mr. Slotkin served on the Board of Martha Stewart Living Omnimedia from 2008 to 2012, and was head of its Audit Committee and Special Committee. Between 2008 and 2010, Mr. Slotkin was a Senior Managing Director of Irving Place Capital. From 2006 to 2007 Mr. Slotkin served as a Managing Director of Natixis Capital Markets. From 1992 to 2006, Mr. Slotkin served as a SVP (1992-1998) and EVP and Chief Financial Officer (1998-2006) of MacAndrews & Forbes Holdings Inc. Additionally, he was the Executive Vice President and Chief Financial Officer of publicly owned M&F Worldwide (1998-2006). Prior to 1992, Mr. Slotkin spent 17 years with Citigroup, ultimately serving as Senior Managing Director and Senior Credit Officer. He was the Global Head of Citigroup’s Leveraged Capital Group. Mr. Slotkin is a co-founder of the Food Allergy Research & Education, Inc., formerly known as the Food Allergy Initiative.

Mr. Slotkin’s considerable experience in both public and privately-held companies as a director, audit and compensation committee member, audit committee financial expert, and chief financial officer is an important asset that assists the Company in addressing a broad range of regulatory and operational issues. His history with public banks and public and private companies makes him uniquely qualified to render advice on the Company’s capital, strategic and transactional matters. Mr. Slotkin is a recognized “financial expert” for SEC purposes.

RATIFICATION OF AUDIT COMMITTEE SELECTION OF AUDITOR

Proposal No. 2

The Audit Committee of the Board has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, and the Board has directed that management submit the selection of KPMG LLP as the Company’s independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. KPMG LLP has been the Company’s independent registered public accounting firm since 1996. Information on fees paid to KPMG LLP during the Company’s 2020 and 2021 fiscal years can be found after the Audit Committee Report, at p. 20.

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor any other governing documents or law require stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of what it believes to be good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The approval of this proposal requires the affirmative vote of a majority of the votes present and entitled to vote on the matter. Abstentions will be counted and will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the vote for this proposal. If the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 is not ratified, the Audit Committee will reconsider the appointment, as discussed above.

The Board recommends a vote “FOR” the ratification of the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Proposal No. 3

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and resulting SEC rules, public companies are required to conduct a non-binding advisory vote on their executive compensation, as disclosed in applicable filings with the SEC. The Company has determined that the stockholders should consider this issue on an annual basis. Accordingly, the Company is again providing its stockholders with the opportunity to cast a non-binding advisory vote on the compensation of its Named Executive Officers (as herein after defined), as disclosed in this proxy statement. Following the advisory vote to be held at the 2022 Annual Meeting, the next scheduled advisory vote on executive officer compensation is expected to be held at CBIZ’s 2023 Annual Meeting of Stockholders.

CBIZ believes its executive compensation and compensation policies and practices are focused on pay-for-performance principles, are strongly aligned with the interests of the Company’s long-term stockholders, help incentivize the Company’s Named Executive Officers, and are reasonable in comparison to the compensation practices of the Company’s competitors and other companies of similar size and complexity. The Company also believes that its executive compensation policies and practices help the Company maintain its ability to attract and retain superior employees in key positions and ensure that compensation provided to those employees remains fair relative to the compensation paid to similarly situated executives at peer companies. CBIZ’s executive compensation policies are designed to ensure that total compensation reflects an individual’s performance and potential. The performance of the Company’s Named Executive Officers is generally measured in accordance with an individual’s goals and objectives as well as their contribution to CBIZ’s corporate goals and initiatives. Such factors as teamwork, strategic vision, effective execution, initiative, mentoring and personal development strongly influence a non-quantitative component of compensation awards at CBIZ. The Company believes that its compensation policies and programs and fiscal 2021 compensation decisions, as each is described in this proxy statement, appropriately reward the Company’s Named Executive Officers for the Company’s performance and for their respective individual performances.

Accordingly, the Company recommends that its stockholders vote “For” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2022 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the other narrative executive compensation disclosure contained in this proxy statement.”

Because this vote is advisory, it will not be binding on the Board of Directors or the Compensation and Human Capital Committee, nor will it overrule any prior decision or require the Board or Compensation and Human Capital Committee to take any action. However, the Board and the Compensation and Human Capital Committee will review the voting results and will consider the outcome of the vote when making future decisions about executive compensation programs. The current recommendation of the Board of Directors and the Compensation and Human Capital Committee is based in part upon the vote of stockholders at the Company’s 2020 Annual Meeting, in which our stockholders approved our Named Executive Officer compensation, and upon discussions with representatives of individual stockholders that the Company conducts on an ongoing basis. The compensation policies and methodologies used to determine the compensation of our Named Executive Officers have not materially changed in the past year. You are strongly encouraged to read the full details of our compensation policies and programs under “Executive Compensation” below, including our discussion under “Comparison of Compensation to Targets”. The approval of this proposal requires the affirmative vote of a majority of the votes present and entitled to vote on the matter. Abstentions will be counted and will have the same effect as a vote against this proposal. Broker non- votes will have no effect on the vote for this proposal.

The Board recommends a vote “FOR” approval of the compensation of the Company’s Named Executive Officers.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of CBIZ common stock as of March 16, 2022, by (1) each person known by CBIZ to own beneficially 5% or more of CBIZ’s common stock, (2) each director, (3) each executive officer named in the Summary Compensation Table (see “Executive Compensation”) and (4) all directors and executive officers of CBIZ as a group. The Company does not require directors or executive officers to hold a minimum number of shares in order to qualify for service as a director or executive officer. However, CBIZ has a stock retention policy recommending directors maintain stock valued at a multiple of three times the amount of their annual retainer, and recommending that the CEO maintain stock valued at a multiple of five times his base salary. The policy recommends that remaining Named Executive Officers maintain three multiples of base salary. All of the Directors and Named Executive Officers are in compliance with this policy.

Name and Address of Beneficial Owner[1]	Amount and Nature of Beneficial Ownership[2]		Percent of Class
Morgan Stanley	4,110,498	[3]	7.8%
Dimensional Fund Advisors LP	3,771,217	[4]	7.2%
P2 Capital Partners, LLC	3,486,031	[5]	6.6%
Blackrock, Inc.	3,420,381	[6]	6.5%
Allspring	2,882,029	[7]	5.5%
Steven L. Gerard	284,376	[8]	*
Rick L. Burdick	173,804	[9]	*
Michael H. DeGroote	236,979	[10]	*
Joseph S. DiMartino	42,617	[11]	*
Gina D. France	59,699	[12]	*
Jerome P. Grisko, Jr.	1,205,327	[13]	2.3%
Sherrill W. Hudson	80,979	[14]	*
Richard T. Marabito	52,500	[15]
A. Haag Sherman	53,738	[16]	*
Todd J. Slotkin	40,842	[17]	*
Benaree Pratt Wiley	57,770	[18]	*
Ware Grove	422,071	[19]	*
Chris Spurio	343,185	[20]	*
Michael Kouzelos	371,759	[21]	*
All directors and executive officers as a group (14 persons)	3,425,646		6.5%
Total Shares Outstanding on March 16, 2022: 52,450,637

*	Represents less than 1% of total number of outstanding shares. All shares are Common Stock and no other classes of stock have been issued.

(1)

Except as otherwise indicated in the notes below, the mailing address of each entity, individual or group named in the table is 6801 Brecksville Rd., Door N, Independence, OH 44131, and each person named has sole voting and investment power with respect to the shares of common stock beneficially owned by such person. Additionally, none of the listed directors and executive officers named in this beneficial ownership table has pledged shares as security, in conformity with the Company’s anti-pledging and anti-hedging policy applicable to directors and officers.

(2)

Share amounts and percentages shown for each person in the table may include shares purchased in the marketplace, restricted shares, and shares of common stock that are not outstanding but may be acquired upon exercise of those options exercisable within 60 days of March 16, 2022, the Record Date for the 2022 Annual Meeting. All restricted shares may be voted by the recipient upon award, but restrictions do not immediately lapse; unrestricted ownership of restricted stock occurs only upon the lapse of restrictions.

(3)

Holdings stated are based solely on information in the Schedule 13G/A filed with the SEC on February 10, 2022 by Morgan Stanley. According to the report, Morgan Stanley, acting as adviser parent holding company or control person, beneficially owns 4,110,498 shares, of which it has shared voting power with respect to 4,069,320 shares and shared dispositive power with respect to 4,110,498 shares. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036.

(4)

Holdings stated are based solely on information in the Schedule 13G/A filed with the SEC on February 8, 2022 by Dimensional Fund Advisors LP. According to the report, Dimensional Fund Advisors LP, acting as an investment adviser, beneficially owns 3,771,217 shares, of which it has sole voting power with respect to 3,705,772 shares and sole dispositive power with respect to 3,771,217 shares. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Building One, Austin, Texas 78746.

(5)

Holdings stated are based solely on information in the Schedule 13F filed with the SEC on February 14, 2022 by P2 Capital Partners, LLC. According to the report, P2 Capital Partners, LLC has sole voting power with respect to 3,486,031 shares and has shared-defined investment discretion with respect to 3,486,031 shares. The address of P2 Capital Partners, LLC is 590 Madison Avenue, New York, NY 10022.

(6)

Holdings stated are based solely on information in the Schedule 13G/A filed with the SEC on February 1, 2022 by BlackRock, Inc. According to the report, BlackRock, Inc., acting as a parent holding company or control person, beneficially owns 3,420,381 shares, of which it has sole voting power with respect to 3,298,519 shares and sole dispositive power with respect to 3,420,381 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(7)

Holdings stated are based solely on information in the Schedule 13G filed with the SEC on January 18, 2022, by Allspring Global Investments Holdings, LLC (“AGIH”), Allspring Global Investments, LLC (“AGI”) and Allspring Funds Management, LLC (“FM”) (collectively, “Allspring”). According to the report, AGI, acting as an investment advisor and as a parent holding company or control person, beneficially owns 2,882,029 shares, of which it has sole voting power with respect to 2,723,167 shares and sole dispositive power with respect to 2,882,029 shares. Additionally, according to the report, AGI, acting as an investment advisor and as a parent holding company or control person, beneficially owns 2,876,449 shares, of which it has sole voting power respect to 585,408 shares and sole dispositive power with respect to 2,876,449 shares. According to the report, AFM does not have beneficial ownership of any shares. The address of Allspring is 525 Market St., 10th Fl., San Francisco, CA 94105.

(8)	Consists of 284,376 shares of common stock, including restricted stock, owned of record by Mr. Gerard.

(9)	Consists of 173,804 shares of common stock owned of record by Mr. Burdick, including restricted stock.

(10)	Consists of 112,000 shares of common stock held in a fixed irrevocable trust, and 124,979 shares of common stock, including restricted stock, owned of record by Mr. DeGroote.

(11)	Consists of 42,617 shares of common stock owned of record by Mr. DiMartino, including restricted stock.

(12)	Consists of 59,699 shares of common stock, including restricted stock, owned of record by Ms. France.

(13)

Consists of 377,521 shares of common stock held in a fixed irrevocable trust, 302,000 shares of common stock held in spousal trust, and 165,806 shares of common stock, including restricted stock and restricted stock units, owned of record by Mr. Grisko, plus options to purchase 360,000 shares of common stock.

(14)	Consists of 80,979 shares of common stock, including restricted stock, owned of record by Mr. Hudson.

(15)

Consists of options to purchase 50,000 shares of common stock granted to Mr. Marabito as an initial non-employee director grant under the 2019 OIP, and 2,500 shares of common stock, owned of record by Mr. Marabito.

(16)

Consists of 3,738 shares of common stock, including restricted stock, plus options to purchase 50,000 shares of common stock granted to Mr. Sherman as an initial non-employee director grant under the 2019 OIP.

(17)	Consists of 40,842 shares of common stock owned of record by Mr. Slotkin, including restricted stock.

(18)	Consists of 52,771 shares of common stock held in a fixed irrevocable trust, and 4,999 shares of common stock, including restricted stock, owned of record by Ms. Wiley.

(19)	Consists of 287,071 shares of common stock, including restricted stock and restricted stock units, owned of record by Mr. Grove, plus options to purchase 135,000 shares of common stock.

(20)	Consists of 193,185 shares of common stock, including restricted stock and restricted stock units, owned of record by Mr. Spurio, plus options to purchase 150,000 shares of common stock.

(21)	Consists of 299,759 shares of common stock, including restricted stock and restricted stock units, owned of record by Mr. Kouzelos, plus options to purchase 72,000 shares of common stock.

Directors Meetings and Committees of the Board of Directors

The Board of Directors conducted four regular and five special meetings during fiscal 2021. In addition, there were three Actions in Writing in Lieu of a Meeting of the Board of Directors. Each director attended in person at least 75% of the aggregate of all meetings of the Board and Committees of the Board on which he or she served in accordance with the Company’s expectations. The Company does not have a formal policy regarding directors’ attendance at annual stockholders meetings. Nevertheless, the Company strongly encourages and prefers that directors attend regular and special Board meetings as well as the annual meeting of stockholders either in person or by teleconference. The Company recognizes that attendance of the Board members at all meetings may not be possible, and excuses absences only for good cause. All directors attended the Company’s 2021 Annual Meeting.

Independent Directors Meetings

In addition to the meetings of the committees of the Board of Directors summarized below, our independent directors met four times in executive session during fiscal 2021. The Company’s Lead Director and Vice Chairman, Mr. Burdick, chaired these executive sessions.

Communication with the Board of Directors

Security holders may communicate with the members of the Board by forwarding written communications to the CBIZ Corporate Secretary at the Company’s headquarters in Cleveland. The Corporate Secretary will present all communications, as received and without screening, to the Board at its next regularly scheduled meeting. This same method may be used by interested parties to contact Mr. Burdick, the Company’s Lead Director and Vice Chairman, in his capacity as presiding director over the meetings of the independent directors, as well as to contact the Non-Employee Directors.

Standing Committees of the Board of Directors

The Board of Directors has appointed an Audit Committee, a Compensation and Human Capital Committee, a Nominating and Governance Committee, and an Executive Management Committee as standing committees of the Board, all of which were active during 2021. The Board of Directors has determined that all members of the Audit Committee, Compensation and Human Capital Committee and Nominating and Governance Committee are independent as set forth in the NYSE Listed Company Manual and under applicable SEC rules. Again in 2021, the Board reconstituted the members of the Committees in order to refresh committee membership. The following is a description of the committees of the Board of Directors:

Audit Committee

The members of the Audit Committee are Directors Hudson (Chairman), France, Marabito, Sherman and Slotkin. CBIZ’s Board of Directors has determined that the Audit Committee members meet the independence standards set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board has determined that all members of the Audit Committee are “audit committee financial experts,” as that term is defined by the rules and regulations of the SEC, and meet the financial sophistication requirements of the NYSE. The Audit Committee conducted four regular meetings and three special meetings during 2021. In addition, the Committee acted through one Action in Writing in Lieu of a Meeting of the Audit Committee. The Audit Committee appoints the Company’s independent registered public accounting firm (“independent accountant” or “independent auditor”) and reviews issues raised by the independent accountants as to the scope of its audit and its audit reports, including questions and recommendations that arise relating to CBIZ’s internal accounting and auditing control procedures. As part of the selection process, the Committee assesses the qualifications and work quality of the public accounting firm and its engagement team. The experience, background and expertise of the engagement team, the public accounting firm’s system of quality control, the Public Company Accounting Oversight Board (“PCAOB”) report on the firm, the actions taken against the firm by the PCAOB and the SEC as well as the actions taken by the firm in response to such actions, the impact of changing auditors, and the existence of any significant involvement of the firm in known litigation matters are among the factors considered by the Audit Committee in selecting the Company’s independent auditor. The Committee is free to hire any advisors or consultants as it may deem necessary or advisable at any time. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 6801 Brecksville Rd., Door N, Independence, Ohio 44131.

Compensation and Human Capital Committee

The members of the Compensation and Human Capital Committee are Directors Burdick (Chairman), DiMartino, Hudson, Slotkin, and Wiley. The Compensation and Human Capital Committee conducted four regular meetings and no special meetings during 2021. In addition, the Committee acted through two Actions in Writing in Lieu of a Meeting. The Compensation and Human Capital Committee reviews and makes recommendations to the Board of Directors with respect to compensation of CBIZ’s non-employee Board members and executive officers, including salary, bonus and benefits. The Compensation and Human Capital Committee also administers CBIZ’s executive incentive-compensation plans and all equity-based plans. The Charter of the Compensation and Human Capital Committee is available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 6801 Brecksville Rd., Door N, Independence, Ohio 44131.

The Compensation and Human Capital Committee was established to undertake duties, including, but not limited to: (a) review and approve the Company’s stated compensation philosophy, strategy and structure and assist the Board in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and properly reflect the objectives and performance of management and the Company without creating undue compensation risk to CBIZ; (b) discharge the Board’s responsibilities relating to compensation of the executive officers of the Company and its subsidiaries; (c) evaluate the Company’s Chief Executive Officer and set his or her remuneration package; (d) evaluate the other executive officers of the Company and its senior management and set their remuneration packages; (e) prepare an annual report on executive compensation for inclusion in the Company’s annual proxy statement; (f) make recommendations to the Board with respect to incentive compensation plans and equity-based plans; (g) oversee the risk assessment of the Company’s compensation arrangements; (h) advise the Board regarding stockholder advisory votes on executive compensation arrangements; (i) review and approve certain services to be performed by compensation consultants to the Company; (j) monitor compliance with stock ownership guidelines for the Company’s executive officers and directors; (k) periodically review and discuss with management the Company’s activities, programs and systems related to succession planning, employee professional training and development, human resources and talent management strategies, diversity and inclusion, employee engagement, and the cultural assessment of the Company; and (l) perform such other functions as the Board may from time to time assign to the Committee. The

Committee may delegate to its Chairman, any member of the Committee, any member of senior management or any external consultant of the Committee any task or duty the Committee deems necessary to assist it in accomplishing its obligations under law and its Charter. Any final action taken to fulfill these obligations, however, is only permitted upon majority vote of the Committee members themselves. The Compensation and Human Capital Committee requests that the Chief Executive Officer make recommendations regarding the amount or form of executive and director compensation annually, other than his own, or more often as the CEO or the Committee may deem necessary throughout each year.

Compensation and Human Capital Committee Consultants. The Committee is free to hire any advisors or consultants, including compensation consultants in its sole discretion, as it may deem necessary or advisable at any time. Since 2017, the Compensation and Human Capital Committee has engaged Meridian Compensation Partners, LLC (“Meridian”), to evaluate and recommend updates to the Company’s executive compensation program and to provide refreshed benchmarking data. The Committee determined that its and the Company’s use of Meridian as compensation consultants during the Company’s last completed fiscal year did not involve any conflict of interest. In making this determination, the Committee considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) under the Exchange Act, and confirmation of relevant facts received by the Committee from Meridian.

Compensation and Human Capital Committee Interlocks and Insider Participation. None of the members of the Compensation and Human Capital Committee during 2021 and continuing through 2022 is or has been an officer or employee of CBIZ or had any relationships requiring disclosure under Item 404 of Regulation S-K. There are no compensation and human capital committee interlocking relationships with respect to CBIZ.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Directors Wiley (Chairman), Burdick, DeGroote, DiMartino, France and Hudson. No candidates were recommended by beneficial owners of more than 5% of the Company’s voting common stock within the last year. The Committee conducted four regular meetings and no special meetings in 2021. In addition, the Committee acted through one Action in Writing in Lieu of a Meeting of the Nominating and Governance Committee. The Committee was formed to propose and recommend candidates for the Board, review the continued suitability of directors following changes in their employment situations, review Board committee responsibilities and composition, review the effectiveness of the Board and of Company management, and monitor the Company’s corporate governance policies and practices. The Committee is free to hire any advisors or consultants as it may deem necessary or advisable at any time. The Committee’s Charter and its corporate governance guidelines are available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 6801 Brecksville Rd., Door N, Independence, Ohio 44131.

The Nominating and Governance Committee’s process for identifying and evaluating candidates to be nominated as directors consists of reviewing with the Board the desired experience, mix of skills and other qualities to assure appropriate Board composition; conducting candidate searches and inquiries; recommending to the Board qualified candidates for the Board who bring the background, knowledge, experience, skill sets, and expertise that would strengthen the Board; and selecting appropriate candidates for nomination. The Nominating and Governance Committee and the Board have determined that a director should have the following characteristics: (1) the ability to comprehend the strategic goals of the Company and to help guide the Company towards the accomplishment of those goals; (2) a history of conducting his/her personal and professional affairs with the utmost integrity and observing the highest standards of values, character and ethics; (3) the availability for in-person or telephonic participation in Board or Committee meetings, as well as the Annual Meeting of Stockholders; (4) the willingness to demand that the Company’s officers and employees insist upon honest and ethical conduct throughout the Company; (5) knowledge of, and experience with regard to at least some of: loans and securities, including any lending and financing activities related thereto, public company regulations imposed by the SEC and the NYSE, amongst others, portfolio and risk management, the major geographic locations within which the Company operates, sound business practices, accounting and financial reporting, and one or more of the principal lines of business in which the Company is engaged; and (6) the ability to satisfy criteria for independence established by the SEC and the NYSE, as they may be amended or otherwise modified from time to time.

In its recommendations of candidates for appointment, election and reelection to the Board, the Committee specifically follows the requirements of its Charter to “recommend to the Board, with the input of the Chief Executive Officer, qualified candidates for the Board who bring the background, knowledge, experience, skill sets and expertise that would strengthen and increase the diversity of the Board.” The Committee believes that the current Board members, as well as the candidates considered and nominated for election at the 2022 Annual Meeting, represent a group that includes differences of background, viewpoint, professional experience and expertise, education, skills and other qualities and attributes that contribute to heterogeneity. The Committee and the Board has plans to broaden Board diversity as current members retire or as the Board is expanded beyond its current membership.

The Nominating and Governance Committee will consider any candidate recommended by a stockholder, provided that the stockholder mails a recommendation to the Corporate Secretary at the Company’s headquarters, prior to the deadline for stockholder proposals, that contains the following: (1) the recommending stockholder’s name and contact information; (2) the candidate’s name and contact information; (3) a brief description of the candidate’s background and qualifications; (4) the reasons why the recommending stockholder believes the candidate would be well suited for the Board; (5) a statement by the candidate that the candidate is willing and able to serve on the Board; (6) a statement by the recommending stockholder that the candidate meets the criteria established by the Board; and (7) a brief description of the recommending stockholder’s ownership of common stock of the Company and the term during which such shares have been held. In making its discretionary determination whether to nominate a candidate who has been recommended by a stockholder, the Nominating and Governance Committee will consider, among other things, (a) the appropriateness of adding another director to the Board, or of replacing a currently sitting director, (b) the candidate’s background and qualifications, and (c) other facts and circumstances identified in the Committee’s Charter. No candidate recommendations were received from stockholders for consideration in 2021 or to date in 2022.

Executive Management Committee

The members of the Executive Management Committee are Directors Burdick, Gerard, and Grisko. The Executive Management Committee approved one Unanimous Written Consent in Lieu of Meeting of the Executive Management Committee of CBIZ, Inc. during 2021. Subject to applicable law, the Executive Management Committee is empowered with the same authority as the full Board of Directors to take any action including the authorization of any transaction in the amount of $10 million or less. With respect to acquisitions or divestitures, the Board of Directors has delegated to the Committee the power to cause the execution and delivery of documents in the name and on behalf of the Company, to cause the issuance of shares of common stock of the Company, and to take all actions necessary for the purpose of effecting acquisitions or divestments, so long as all members of the Committee approve the transaction and the total consideration to be paid to or by the Company in connection with the acquisition or divestiture does not exceed $10 million. The Committee does not have the power or authority of the Board of Directors to approve or adopt or recommend to the stockholders any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval; adopt, amend or repeal any Bylaw of the Company; fill or approve Board or Board committee vacancies; declare or authorize the payment of dividends; fix compensation for service on the Board or any committee thereof; or elect Company executive officers.

Directors’ Role in Risk Oversight

Risk is an integral part of Board and Committee deliberations throughout the year. Management, the full Board, and each Board Committee all review risk oversight and management issues pertaining to their respective areas of responsibility as established by the Company’s organizational documents and the charters of its committees. The activities of the enterprise risk management program (“ERM”) entail the identification, assessment, and prioritization of a broad range of risks — including, for example, strategic, operational, financial, legal, regulatory, cybersecurity, reputational, Environmental, Social and Governance (“ESG”), and pandemic related risks — and the review of plans to mitigate their possible effects. In 2020, the Board established an Enterprise Risk Management Task Force, consisting of Directors Burdick, France, Gerard, Grisko, Hudson, and Sherman. Once again in 2021, both the Task Force and the Management team completed a review of the ERM program to update the ERM risk register and to identify additional risks to be added to the register, risks to be monitored over time, emerging risks, and risks that are no longer considered enterprise risks that should be removed from the register. Both Management and the Task Force reviewed the risk factors disclosed in the Company’s SEC disclosure documents, compared them to those noted in the SEC filings of peer organizations, and made recommended changes to the Company’s disclosed risk factors. Based on the conclusions of the Task Force, the Board continued its established schedule to review and update the Company’s ERM program on an ongoing, annual basis, and to report its activities and findings to the full Board and Board committees. Input into risks and mitigation programs was received from all key function and operational areas of responsibility, and the Board received presentations throughout the year regarding the principal areas of risk, along with the efforts and programs undertaken to mitigate these risks. The Board and each of its committees were actively engaged in this program throughout 2021 and continuing in 2022.

Code of Professional Conduct and Ethics Guide

CBIZ has a Code of Professional Conduct and Ethics Guide (the “Code”) that applies to every director, officer, and employee of the Company. The Code is available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 6801 Brecksville Rd., Door N, Independence, Ohio 44131. Any amendments to or waivers from the Code that apply to our principal executive officer, principal financial officer, principal accounting officer or controller or any other person performing similar functions are approved by our Audit Committee and posted to the Company’s website, www.cbiz.com.

ESG and CSR Programs, and SASB-Related Disclosures

As part of their respective roles in managing risk and in addressing emerging stockholder priorities, the Board and management have continued their efforts to expand and improve the Company’s ESG and Corporate Social Responsibility (“CSR”) programs. Updated highlights of our policies and efforts during 2021 and through the present are chronicled on our website at www.cbiz.com/about-us/corporate-social-responsibility, including our Human Rights and Sustainability policies, our CEO’s letter on CSR, a summary of our responses to the COVID pandemic, our CEO’s statement on racial injustice, the Company’s Diversity & Inclusion (“D&I”) Task Force and programs, and Sustainability Accounting Standards Board (“SASB”) related disclosures regarding data security, diversity and engagement, and professional integrity. The programs noted here and on the website are Company-wide programs. Beyond these programs, each business location is encouraged to devise and implement their own local environmental, philanthropic, governance and social responsibility programs.

The Board of Directors has adopted a Sustainability, Environment Responsibility and Climate Change Policy and Program, as set out on our website. The policy establishes the goals, specific program elements, and measures undertaken to support the policy. Our environmental efforts include the adoption of various means to meet the Company’s goals of reducing consumption of forest, materials, water, and energy resources and to reduce the Company’s carbon footprint. Our programs include adoption of the DocuSign electronic records management systems, extending the life of our desktop and laptop computers to reduce energy consumption electronic and other waste, adopting highly efficient desktop alternatives that dramatically reduce energy usage compared to standard machines, changing to a more energy efficient data center technology, expanding various recycling processes in our work flow to reduce landfill waste, limiting travel through desktop and group teleconferencing alternatives, introducing flexible workplace arrangements, and continuing our green workplace programs. At our local operations, each unit participates in our CBIZ Green Team initiatives, through which they develop practical and actionable solutions to support sustainable environments within each of our local offices. Local offices undertake programs such as waste reduction, recycling and reuse programs to conserve water, electricity, and landfill resources.

The Company also has adopted a Human Rights Policy and Program, which establishes guiding principles, specific program elements, and measures undertaken to support this policy. The Company’s Great People, Great Place program embodies our commitment to making CBIZ a great place for all to work, establishes our common culture, and expresses our concern for employee development and engagement through the following resources, programs and initiatives: our staff engagement and satisfaction surveys, our Enrichment Educational Series, our nationally recognized CBIZ Women’s Advantage program, our extensive cultural on-boarding program, our domestic partner benefits program, educational assistance programs, employee referral bonuses, relocation and sick & personal leave programs, our discounted Employee Stock Purchase Plan, our diversity and sensitivity training, our Sales and Producer Academies and CBIZ Leadership Council, personal awards initiatives, health coaches and well-being programs, retirement planning education, and military and veterans support programs.

Throughout 2021, the Company expanded its initiative to improve D&I across the Company and the industries and communities it touches. A D&I Task Force continued to lead the formulation of plans, communications, training and programs, and best practices aimed at instilling D&I efforts within the One CBIZ culture, leveraging our position and voice to drive change within the professional services and industries in which we work, developing a long-term D&I strategy while focusing on immediate tangible action to drive improvement in these areas. Through these efforts, CBIZ adopted the CEO Action for Diversity and Inclusion program, established an internal resource intranet site to curate and disseminate D&I content, cultivated partnerships with diverse professional organizations and associations and educational institutions, established various internal working groups to further enhance D&I involvement, and presented a series of D&I training and educational events throughout 2021 and into 2022.

Through our workplace giving and philanthropy programs, the Company and our employees support non-profit and community development organizations that align with our values and the interests of our clients and team members, including United Way, Dress for Success, Red Cross support and fund-raising, our nationwide food drive competition to support our communities’ food pantries, and our CBIZ Cares program in which employees are given paid time off to volunteer with co-workers in their local communities.

CBIZ’s commitment to good governance and corporate responsibility principles is also demonstrated through our governance guidelines, Mission & Vision Statements, stated Core Values, Client Service Promise, the charters of our Board committees, our professional Code of Ethics and workplace professional code of conduct policies and training programs, our conflict resolution processes, the enterprise risk management program, client confidentiality and cybersecurity policies and procedures, our extensive investor relations and engagement programs, our quality control programs, and our ethics hotline.

Director Independence

The NYSE Listed Company Manual provides that companies listed on the NYSE must have a majority of independent directors. A director is considered independent under NYSE rules if the Board of Directors affirmatively determines that the director does not have any direct or indirect material relationship with CBIZ and if such director satisfies such other criteria as specified by provisions of the NYSE Listed Company Manual.

The Nominating and Governance Committee and the Board of Directors have affirmatively determined that each of Rick L. Burdick, Michael H. DeGroote, Joseph S. DiMartino, Gina D. France, Steven L. Gerard, Sherrill W. Hudson, Richard T. Marabito, A. Haag Sherman, Todd J. Slotkin and Benaree Pratt Wiley have no prohibited material relationships with CBIZ and are independent directors. The Nominating and Governance Committee and the Board of Directors affirmatively determined that each of the Audit, Compensation, and Nominating and

Governance Committee’s members meet the independence requirements set out in the NYSE Listed Company Manual and under applicable SEC rules. Mr. Grisko is not considered an independent director because of his employment as our Chief Executive Officer and President.

In connection with these independence determinations, the Nominating and Governance Committee and the Board of Directors considered all of the relationships between each director and CBIZ, and in particular the following relationships:

•

Michael H. DeGroote is also an officer or director of various privately held companies that obtain several types of insurance coverage through a CBIZ subsidiary. The commissions paid to CBIZ for the years ended December 31, 2021, 2020 and 2019 were approximately $0.1 million, $0.1 million, and $0.1 million, respectively. The Committee and the Board determined that Mr. DeGroote was an independent director since the amounts of these commissions were not collectively significant under the NYSE rules governing director independence.

•

The Committee and the Board determined that Mr. Steven L. Gerard should be considered an independent director since the fee paid to him in 2021 by the Company pursuant to a consulting agreement was not significant under the NYSE rules governing director independence. Moreover, it has been more than five years since Mr. Gerard stepped down as the Company’s Chief Executive Officer and has ceased acting as a member of the Company’s management.

Company Leadership Structure

The position of Chairman of the Board of Directors is held by Mr. Gerard in an independent, non-executive capacity. The position of Chief Executive Officer is held by Jerome P. Grisko, Jr. In addition, the Board believes it is appropriate to have an independent Lead Director who, among other things, chairs all executive sessions of our independent directors and facilitates communication between the Board of Directors and the Company’s executive officers. Mr. Burdick currently acts as the Company’s Lead Director and Vice Chairman of the Board. It is the Board’s belief that the current composition of its leadership positions, the committee system and the position of an independent Lead Director effectively maintain Board independence and independent oversight of management and Company performance. As in past years, each member of the Board and each Committee member participated in performance self-assessments regarding their respective roles, their performance in each role, the activities of each body, and the performance and structure of leadership at the Board and management levels. The results of these assessments were reviewed by the full Board, each Committee, and by the independent directors as a group. The Board believes the current structure provides the Board with a comprehensive understanding of ongoing operations and current issues, as well as facilitates the identification of emerging issues, communication of essential information to the Board and preparation of matters for Board consideration.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors maintains an Audit Committee comprised of five of the Company’s independent directors. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the current rules of the NYSE and the SEC that govern audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by Rule 303A of the NYSE Listed Company Manual and by all other applicable laws or rules. Each of the Audit Committee members has been identified as “audit committee financial experts”, as that term is defined by the rules and regulations of the SEC, in light of their training, experience, and expertise.

The Audit Committee closely monitors developments in corporate governance, including those arising from the adoption of the Sarbanes-Oxley Act of 2002 (the “Act”) and rules related to the Act. The Audit Committee’s Charter and the Code reflect those portions of the Act and attendant rules promulgated by the SEC and the NYSE. The Audit Committee anticipates that changes to its Charter may be necessary from time to time if the

SEC and the NYSE adopt additional rules bearing on the duties and activities of the Committee. The Audit Committee Charter and Code of Professional Conduct and Ethics Guide have been posted on the Investor Relations portion of the Company’s website, at www.cbiz.com.

The Audit Committee oversees the Company’s financial process on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements. Quarterly results similarly were reviewed and discussed.

The Audit Committee has relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with Generally Accepted U.S. Accounting Principles (“GAAP”). The Audit Committee’s oversight does not provide it with an independent basis to determine that management has in fact maintained appropriate accounting and financial reporting principles or policies. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not ensure that the Company’s consolidated financial statements are presented in accordance with GAAP, that the audit of the Company’s consolidated financial statements has been carried out in accordance with the standards of the PCAOB or that the Company’s independent accountant is in fact independent.

The Audit Committee received, reviewed, and adopted management’s report assessing the Company’s internal control over financial reporting. The Committee continued to be very active in monitoring management’s efforts to document and assess the Company’s internal controls.

The Audit Committee discussed with the representatives of KPMG LLP, the independent auditors who are responsible for expressing opinions on the conformity of those audited consolidated financial statements with GAAP and the effectiveness of internal control over financial reporting in accordance with the standards of the PCAOB, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee has discussed with the independent accountants the auditors’ independence from management and the Company including the matters in the written disclosures and the letter required by applicable requirements of PCAOB Rule 3526 regarding the independent accountants’ communications with the Audit Committee concerning independence.

The Audit Committee discussed with both the Company’s internal auditor and independent auditors the overall scope, plans and results of their audit activities. The Audit Committee met regularly throughout 2021 with the independent auditors, and the leaders of the Company’s Internal Audit staff, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee once again reviewed the experience, background and expertise of the KPMG LLP engagement team, the public accounting firm’s system of quality control, the PCAOB report on the firm, the impact of changing auditors, the absence of any significant involvement of the firm in known litigation matters, along with other factors and considerations, and determined that the selection of KPMG LLP as the Company’s independent auditor was in the best interests of the Company and the stockholders.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

Audit Committee of the Board of Directors

Sherrill W. Hudson, Chairman Gina D. France Richard T. Marabito A. Haag Sherman Todd J. Slotkin

Auditor Fees

The Company incurred the following fees for services performed by KPMG LLP in fiscal years 2021 and 2020:

Audit Fees: Audit fees billed or expected to be billed for the fiscal year 2021 were $992,500. Audit fees include fees related to the integrated audit of consolidated financial statements and internal control over financial reporting, and AS4105 interim reviews. Fees for the fiscal year 2020 were $1,046,666 and included those for the integrated audit, AS4105 interim reviews, and auditing services rendered in connection with the implementation of the Company’s Oracle ERP System.

Audit-Related Fees:    Audit-related fees billed or expected to be billed for the fiscal year 2021 were $28,500 for services rendered in connection with the audit of the CBIZ Retirement Savings Plan. Audit-related fees of $28,500 were billed through December 31, 2020 for services rendered in connection with the audit of the CBIZ Retirement Savings Plan.

Tax Fees:    There were no tax fees billed by KPMG LLP in fiscal years 2021 and 2020.

All Other Fees:    There were no other fees billed for professional services by our independent auditors in fiscal years 2021 and 2020.

Pursuant to its Charter and the Act, the Audit Committee is responsible for pre-approving all services performed by the Company’s independent auditors, and certain services may not, under any circumstances, be performed for the Company by its independent auditors. KPMG LLP, the Company’s independent auditor, may not be engaged to perform for the Company, and is prohibited from performing for the Company, any prohibited service enumerated in the Act, or in any other applicable law or regulation. In addition, the independent auditor is not permitted to perform services for the Company, whether associated with audit or non-audit functions, unless the services to be provided have been approved prior to their performance by this Committee, except as may otherwise be provided by applicable law or regulation.

However, certain non-prohibited services may be pre-approved by the Audit Committee Chairman personally in advance of full Audit Committee consideration and approval, provided, that each engagement total no more than $20,000 in fees prior to the next regularly scheduled meeting of the Audit Committee, at which time the entire Audit Committee is required to consider and either approve or reject the engagement, provided the engagement otherwise does not appear reasonably likely to compromise KPMG LLP’s independence. The Audit Committee pre-approved all of the services described above. The Audit Committee is responsible for fee negotiations with KPMG LLP, and is assisted by the active involvement of the Company’s CFO.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation and Human Capital Committee of the Board (the “Compensation Committee” or the “Committee” throughout this Compensation Discussion and Analysis) is responsible for establishing, implementing and monitoring the application of its compensation philosophy to the senior management and directors of the Company. At CBIZ, the Senior Management Group (“SMG”) consists of the Company’s executive officers, certain Senior Vice Presidents, and certain other corporate officers. The Committee’s goal is to ensure that the total compensation paid to the SMG is fair and reasonable. Generally, the types of compensation and benefits provided to members of this group are similar to those provided to executive officers at other comparable companies. Mr. Grisko (“CEO”), Ware Grove (“CFO”), Michael Kouzelos (“President, Benefits & Insurance Services”), and Chris Spurio (“President, Financial Services”) are referred to as the “Named Executive Officers” or “NEOs”, all of whom are members of the SMG. The Board has specifically designated the Executive Officers of the Company as the foregoing NEOs, and limited the exercise of the Company’s policy making functions to the NEOs. The Board has determined that no other officer of the Company has been given, or has exercised, any similar policy making authority in 2021. Therefore, only the NEOs designated above have served as Executive Officers of the Company in 2021 as that role is defined by the Rule 3b-7 of the Exchange Act.

Compensation Philosophy and Objectives

The Company believes the most effective executive compensation program rewards executives’ contribution in achieving and exceeding specific annual, long-term and strategic goals of the Company, and aligns executives’ interests with those of the stockholders. Moreover, the Company believes a successful compensation structure will help the Company maintain its ability to attract and retain superior employees in key positions and ensure that compensation provided to those employees remains fair relative to the compensation paid to similarly situated executives at comparable companies. To that end, the Committee believes executive compensation packages provided by the Company to its executives, including the Named Executive Officers, should include both cash and equity compensation that reward performance that meets or exceeds established goals.

CBIZ also believes that total compensation should also reflect an individual’s performance and potential. Performance will generally be measured in accordance with an individual’s goals and objectives as well as their contribution to the Company’s corporate goals and initiatives. Such factors as teamwork, strategic vision, effective execution, initiative, mentoring and personal development will strongly influence a non-quantitative component of compensation awards at the Company.

Ultimately, compensation paid to members of the SMG, including amounts paid to the NEOs, is determined based on the discretionary judgment of the Compensation Committee with input from the Chairman, the CEO and compensation consultants.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all compensation decisions for the SMG, including the NEOs, and reviews recommendations and makes determinations regarding equity awards to any CBIZ employee after considering the recommendation of the CEO. Decisions regarding the non-equity compensation of employees other than the SMG are made by management within the Financial Services and Benefits & Insurance Services divisions. The Chairman of the Compensation Committee and the CEO reviewed the performance of each member of the SMG other than the CEO. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee can exercise its discretion to modify any recommended compensation adjustments or awards.

Setting Executive Compensation

In order to assist the Compensation Committee in applying its compensation philosophy and objectives, the Company, at the request of the Compensation Committee, engaged Meridian, an outside executive compensation consulting firm, to periodically conduct reviews of its compensation program for the SMG and the Board of Directors. Meridian was engaged to prepare comprehensive reports regarding these matters in 2021 and in prior years. The Compensation Committee received research from Meridian that indicated that the prevalent performance measures used as targets in the compensation incentive plans of peer group companies included profit measures, revenue targets, total shareholder return (“TSR”) measurements, and other return metrics. The Committee also monitored developments in compensation philosophy and statements of principles issued by investment consultants such as Glass, Lewis & Co. and Institutional Shareholder Services (“ISS”). At the request of the Committee, CBIZ subscribes to the executive compensation analysis services of a leading compensation and governance consulting firm (the “Governance Firm”). The Committee regularly reviewed and used compensation analysis reports of this consulting firm as benchmarks to evaluate the compensation packages of members of the SMG and to confirm the validity of the data provided by Meridian.

Meridian again evaluated and recommended updates to the Company’s executive compensation program, and provided refreshed benchmarking data following the 2021 proxy season to provide the Committee with a more current basis for comparing median compensation levels for the SMG.

In October 2021, the Compensation Committee conducted a review of the Company’s peer group with the assistance of Meridian. Changes to the peer group were made to due to peers having been acquired, having sold relevant business units, or having disproportionately high or low revenue compared to the Company. Five companies were removed from the peer group on this basis. Six companies were added to the peer group on the basis of having strategic or operational similarities, revenue or market capitalization within a comparable range, whether or not CBIZ was included in the subject companies’ benchmarking peer groups, the number of time the companies were disclosed in current peer companies’ benchmarking peer groups, and whether or not the companies were included in the custom peer group recommended for CBIZ by Institutional Shareholder Services.

Meridian analyzed target compensation components and levels for the SMG, including the Named Executive Officers. Meridian delivered a report to the Compensation Committee in November 2021 that compared each element of total compensation for the SMG primarily against two groups, with relevant compensation data common to the groups. The first group is a newly adopted custom peer group of 24 publicly traded professional services, insurance, information technology, and other companies reflecting some aspect of CBIZ’s product and service offerings (collectively, the “Company Peer Group”). The Company Peer Group has many of the same companies as those noted in ISS’s assessment of our pay practices.

The Company Peer Group consists of the following companies:

AMN Healthcare Services, Inc.	Exponent, Inc.	Mistras Group, Inc.

ASGN Incorporated	FTI Consulting, Inc.	Paychex, Inc.

Barrett Business Services	Heidrick & Struggles International, Inc.	Resources Connection, Inc.

Brown & Brown, Inc.	Huron Consulting Group Inc.	The Hackett Group, Inc.

Crawford & Company	ICF International, Inc.	TrueBlue

CRA International, Inc.	Insperity, Inc.	Verisk Analytics

Cross Country Healthcare	Kforce, Inc.	Volt Information Services

ExlService Holdings	Korn/Ferry International	Willdan Group, Inc.

The second group is a set of service-based companies with a median revenue approximating CBIZ that Meridian selected from the confidential Equilar Top 25 ECS Survey Database and which were between one-third to three times the Company’s revenue (collectively, the “Survey Peer Group”). Because CBIZ is composed of units in widely different business lines, which are not mirrored in the aggregate by any other precisely comparable individual companies, Meridian’s methods and use of the data sets are helpful to the Committee because they create a broad basis on which to establish the market value compensation targets for all members of the SMG, including the Named Executive Officers.

The Committee targets aggregate compensation for the collective SMG, including Named Executive Officers, at approximately the 50th percentile, within an allowable range of plus or minus 15%, of the market median of compensation paid to similarly situated executives of the companies comprising the comparison groups. Variations to this objective in general, and in evaluating compensation targets for individual Named Executive Officers, as well as other members of the SMG, may occur as dictated by factors including:

•	the performance of the executive and its relation to the Company’s performance;

•	the experience, expertise and impact the executive brings to the Company;

•	the true scope of the job responsibilities of the executive, relative to the external market job benchmark;

•	the Company’s executive pay structure and hierarchy, and internal pay comparisons;

•	the change in compensation actions expected for other executives, for all employees, and for outside directors;

•	relevant industry norms and developments;

•	the amount of compensation earned by the executive at the Company in prior periods or at a previous place of employment; and

•	the performance of the Company during any particular year.

Adjustments may also be made on the basis of ancillary compensation data that the Company has obtained from publicly available competitive intelligence, the Governance Firm benchmark data, CBIZ acquisition efforts, and other sources of information pertaining to compensation for comparable positions.

A significant percentage of total compensation is allocated to incentives as a result of the Company’s philosophy to maintain a variable compensation model based on both Company and individual performance. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation, other than consistency with the percentile target range for the aggregate of the various components of total compensation. The Committee reviews information provided by Meridian, as well as the other sources of information mentioned above, to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals.

Historically, and in fiscal 2021, the Committee granted a majority of total compensation to CBIZ executive officers in the form of cash, cash-incentive, and equity compensation. The Committee determined that the total compensation programs for the collective members of the SMG, including the NEOs, were generally consistent with targets. In addition, the Committee believes that to the extent compensation was paid in excess of median levels reflected in Meridian data, such payments were appropriate because they served as appropriate recognition of the continued leadership contributions of the individuals concerned, reflected merit awards resulting from specific accomplishments of the individuals, served as a useful talent retention mechanism, and met other factors used by the Committee in evaluating compensation targets for individual Named Executive Officers, as well as other members of the SMG. The Committee and management believe that this approach is necessary in order to attract and to retain key talent needed to ensure the long-term success of the Company. The Committee also noted that departures from the median data suggested by the most recent Meridian report were acceptable as discussed in Comparison of Compensation to Targets, p. 33.

2021 Executive Compensation Components

For the fiscal year ended December 31, 2021, the principal components of compensation for Named Executive Officers were:

•	base salary;

•	performance-based short-term incentive compensation;

•	long-term equity incentive compensation;

•	deferred compensation and retirement savings plans;

•	participation in the CBIZ 2007 Amended and Restated Employee Stock Purchase Plan; and

•	perquisites and other personal benefits.

Based on the data available to the Committee through Meridian, and the market data available to the Committee through publicly available competitive intelligence, the Committee believes that these compensation components provide effective incentives for our senior management team to drive successful results related to the Company’s principal 2021 performance measures.

Base Salary

The Company provides the Named Executive Officers and other employees with a base salary to compensate them for services rendered during the fiscal year. As in past years, the Company continued to compare the compensation of the members of the SMG, including Named Executive Officers, to the Survey Peer Group and the Proxy Peer Group, and to target total compensation collectively at or near median levels, with salaries changing if called for by the Company’s ancillary compensation data.

During its review of base salaries for each member of the SMG, including Named Executive Officers, the Committee primarily considers:

•	market data and analysis provided by its compensation consultants;

•	market information from acquisition discussions, new hires, and other ancillary sources;

•	internal review of the executive’s compensation, both individually and relative to other officers; and

•	individual performance of the executive.

Promotions or changes in job responsibility may also result in modifications to an executive’s salary level. Any merit-based increases for the Named Executive Officers (other than the CEO) would be based on the evaluation and recommendation of the CEO and ultimately upon the Committee’s own assessment of an individual executive’s performance. Merit-based increases for the CEO are based upon the Committee’s assessment of his performance as well as upon the data reflected in the Meridian report. In 2021, the Compensation Committee determined that no base salary target increase was appropriate for the SMG, and that base pay for each member of the SMG was in line with market practices for their respective positions.

The Meridian November 2021 study indicates that CBIZ’s base salary compensation to the members of the SMG, including the Named Executive Officers, remains collectively comparable to the 50th percentile, within a reasonable range, paid to similarly situated executives within the two comparison groups. The Committee determined that any variations were reasonably close to the median levels of compensation represented in the two comparison groups, and therefore the base compensation levels for the SMG satisfied the compensation philosophy, objectives and targets established by the Compensation Committee.

Performance-Based Incentive Compensation

At the 2019 Annual Meeting, stockholders approved the CBIZ, Inc. 2019 Omnibus Incentive Plan (the “2019 OIP”). The 2019 OIP gave the Committee the ability to design cash and stock-based incentive compensation programs to promote high performance and achievement of corporate goals by the Named Executive Officers and other members of the SMG and other key employees throughout the Company. The Company believes that the 2019 OIP encourages the growth of stockholder value and allowed key employees to promote and benefit from the long-term growth and profitability of CBIZ.

In 2021, the Committee awarded short-term non-equity incentive compensation to the SMG, including the Named Executive Officers, under the 2019 OIP through the adoption of Annual Executive Incentive Plans (“EIP”). The Committee also awarded long term incentive compensation in the form of restricted share units and performance share units in 2021. Members of the SMG, including the Named Executive Officers, are granted equity awards based on their performance and in accordance with the Company’s long-term equity incentive program. Members of the SMG, including several of the Named Executive Officers, received cash incentive compensation under the 2019 OIP and attendant EIP for their performances in 2021.

As discussed in detail in the section titled CBIZ Annual Executive Incentive Plan below, in 2021 the EIP cash incentive compensation component consisted of a financially based award (“Financially Based Award”) and an individual performance award (“IPA”) dependent on the Company’s financial performance results in terms of pre-tax income (“Pre-Tax”), and as a function of the Company’s total growth in revenue (“TGIR”), non-GAAP financial measures. These measures are subject to adjustment to reflect the favorable or unfavorable impact of extraordinary non-recurring or other unbudgeted items that have a significant impact on Pre-Tax or TGIR, such as material acquisitions and divestitures, gains or losses on sale, or accounting rule changes.

The Named Executive Officers and other members of the SMG were also eligible to receive additional merit-based cash bonuses for 2021 performance, which bonuses would be issued under the authority of the 2019 OIP based upon the evaluation and recommendation of the CEO, and ultimately upon the Committee’s own assessment of an individual executive’s performance. Such compensation is discretionary and awards are made by the Committee upon recommendation of the CEO.

CBIZ Annual Executive Incentive Plan

The 2021 EIP was an annual cash incentive program adopted by the Committee under the authority of the 2019 OIP. The 2021 EIP provided guidelines for the calculation of non-equity incentive-based compensation, subject to Committee oversight and modification. At its regular February meeting each year, the Committee considers whether an annual EIP should be continued and, if so, approves the members of the SMG eligible to participate in the EIP and sets incentive levels based on the participant’s position, management authority over and accountability for operations or corporate processes, and potential to impact revenue or expenses.

The 2021 EIP calculated cash incentive awards as a function of the Company’s Pre-Tax and TGIR results. As in prior years, under the Financially Based Award component of the 2021 EIP, Target Award (“TA”) opportunities are established as a percentage of each executive’s base salary, and are subject to a Target Multiplier (“TM”) that increases or reduces award opportunities based on the Company’s ability to exceed, meet, or fail to meet predetermined targets. In 2021, the predetermined targets consisted of non-GAAP financial measures of a Pre-Tax earnings target (“Pre-Tax Target”), and a TGIR target (“TGIR Target”). For the prior two years, the targets used to calculate the STI awards were based on pre-tax income (“Pre-Tax”) and organic growth in revenue (“OGIR”). The Company’s ability to grow organically is highly dependent on general economic conditions. Because those conditions were expected to be exceptionally difficult to predict in 2021 as a result of the duration of the pandemic and the impact on CBIZ and our clients, the Committee substituted TGIR goals for OGIR goals in the 2021 STI Plan.

The Committee is permitted under the terms of the EIP to make adjustments to the targets that would cause them to be characterized as non-GAAP financial measures. Seventy percent (70%) of an executive’s TA opportunity is dependent on the Company’s performance with respect to the Pre-Tax Target and thirty percent (30%) of an executive’s TA opportunity is dependent on the Company’s performance with respect to the TGIR

Target. The TA opportunities for members of the SMG, including the Named Executive Officers, assuming the Company’s final adjusted Pre-Tax results coincide with the Pre-Tax Target and revenue growth results coincide with the TGIR Target, range from 15% to 81% of base salary.

The TM range for the Pre-Tax Target may reduce the awards to 0% or increase the awards to 200% of the Pre-Tax Target-related portion of an executive’s bonus opportunity. The TM range for the TGIR Target may reduce the awards to 0% or increase the awards to 200% of the TGIR Target-related portion of an executive’s bonus opportunity. For fiscal year 2021, 100% of each Named Executive Officer’s financially-based EIP award was calculated as a function of corporate financial objectives relating to Pre-Tax Targets and TGIR Targets.

The 2021 EIP also contained an additional IPA component, under which each member of the SMG, including the Named Executive Officers, could have earned an additional award, ranging from 25-30% of the executive’s base TA based on individual performance. The range of potential IPA for each individual depended in part upon the position and relative responsibility of each member of the SMG. The Compensation Committee determined that a predetermined percentage of the Base Target Award of the SMG should be granted to them if they are determined to achieve financial and certain non-financial goals set jointly by the CEO and the Compensation Committee. Under the 2021 EIP, the Committee again determined that the CEO’s IPA percentage of Base Target Award should be 30%, and the IPA percentage of Base Target Award for each remaining member of the Named Executive Officers and SMG should be 25%.

Measurement of individual performance under this component was based upon the assessment by the Compensation Committee and the CEO of an executive’s performance related to the individual’s personal contributions toward the achievement of the Company’s financial and other results. The CEO’s recommendations and underlying assessments regarding the performance of members of the SMG other than himself were presented to the Compensation Committee, and the Committee had the opportunity to accept, reject, or modify the recommendations. The CEO’s eligibility for his IPA award was directly judged by the Compensation Committee. In 2021, all members of the SMG, including the NEOs, were granted their full IPA potential awards by the Committee in recognition of their individual contributions to the financial results and nonfinancial accomplishments of the Company throughout the year.

Upon completion of the fiscal year, the Committee reviewed the Pre-Tax income and TGIR performance of the Company, determined the TMs applicable to the SMG’s respective TAs, determined the applicable IPA percentage, calculated the EIP award earned for each member of the participating group, made applicable adjustments if any, and certified the appropriate EIP awards.

For 2021, the Committee set the Pre-Tax Target at the range of $110.0M to $114.0M. For the covered executives, including the Named Executive Officers, to earn any EIP Target-related bonus for 2021, the Company was required to post results that were approximately 95.5% of the Pre-Tax Target, or $105.1M. In order to earn the maximum possible EIP bonus, the Company’s results would have had to exceed target Pre-Tax requirements under the plan by approximately 5.0%, or $120.0M.

For 2021, the Committee set the TGIR Target at $1,020.0M, or a 5.3% rate of TGIR. This standard is considered to be a non-GAAP financial measure, as previously explained. For the covered executives, including the Named Executive Officers, to earn any TGIR Target-related bonus for 2021, the Company was required to post results that were 98.0% of the TGIR Target, equivalent to $1,000.0M or a 3.3% rate of TGIR. In order to earn the maximum possible EIP bonus, the Company’s results would have to exceed the TGIR Target by approximately 2.0%, equivalent to revenue of $1,040M or a 7.4% rate of TGIR.

At the time they were set, the Committee believed these Pre-Tax Targets and TGIR Targets were consistent with the EIP’s purpose in encouraging the achievement of positive long-term performance in the Company’s financial results and not penalizing the management team for challenging market conditions faced by each of the Company’s respective divisions.

The range of potential Target Multipliers applicable to 2021 Financially Based Awards is set out in the table below. Results between points are to be interpolated to calculate payouts.

Pre-tax Income Component ($M)	Multiplier	TGIR Component	Multiplier
At least $105.1	0.5	At least 3.3%	0.5
$106.00	0.6	3.7%	0.6
$107.0	0.7	4.1%	0.7
$108.0	0.8	4.5%	0.8
$109.0	0.9	4.9%	0.9
$110.0 – 114.0	1.0	5.3%	1.0
$114.9	1.1	5.7%	1.1
$116.0	1.2	6.1%	1.2
$117.0	1.4	6.6%	1.4
$117.9	1.6	7.0%	1.6
$118.9	1.8	7.2%	1.8
$120.0 and above	2.0	7.4% and above	2.0

For 2021, one adjustment to the Pre-Tax results and no adjustments to the TGIR results were proposed by the Committee. The 2021 EIP plan provided the Compensation Committee with discretion to adjust the targets, up or down, to reflect the favorable or unfavorable impact of extraordinary non-recurring or other unbudgeted items that have a significant impact on Pre-Tax or TGIR. Examples of such items may include material acquisitions or divestitures, gain/loss on sale, accounting rule changes, or other extraordinary unplanned items. In June 2021, CBIZ agreed to pay $40M ($30.468M net of insurance) to settle a lawsuit brought by the University of Pittsburg Medical Center relating to matters that arose in 2013 (the “UPMC Settlement”). The pre-tax results have been adjusted to eliminate the impact of that settlement. In making its determination to exclude the negative impact of a legal settlement paid by the Company, the Committee considered the fact that the underlying legal matter was related to the activities of a subsidiary business that occurred nearly a decade prior, was not directly managed by any member of the SMG, and was not related to the performance of the Company or the Named Executive Officers throughout 2021. The Committee determined that this adjustment was reasonable following consultation with Meridian and a review of historical comparable adjustments at other companies. Meridian’s research indicated that, as an historical matter, five companies within CBIZ’s peer group had previously adjusted GAAP results related to litigation-related expenses in a manner that affected the companies’ payouts under their incentive compensation programs. The research also indicated that the size of the adjustment in this instance was within the range of adjustments taken by CBIZ’s peers. Meridian also determined that at least four companies within the Dow 30 had taken litigation-related adjustments that affected their incentive compensation plans as well, and that the adjustments were for significantly higher values than the adjustment taken in CBIZ’s case.

No adjustments were made to specifically address the challenges caused by the COVID pandemic. No other adjustments were made to the actual pre-tax results for 2021 for the purposes of calculating EIP payments.

As adjusted, Pre-Tax results for purposes of the EIP were $123.5M, and therefore the Pre-Tax TM was increased to 2.0. TGIR results were $1,104.9M, and therefore the TGIR TM was increased to 2.0.

For each of the Named Executive Officers, the Target Awards, applicable TM, Individual Performance Adjustments, and EIP Bonuses for 2021 performance were as follows:

	2021 Base Pay[1]	Base Target Award (% Base Pay)	Base Target Award ($)	Indiv. Perform. Award ($)	70% Based on Pre-Tax Income			30% Based on TGIR			Total EIP Bonus
Name					70% of Base Target Award	Target Multi- plier	Pre-Tax Based Award	30% of Base Target Award	Target Multi- plier	TGIR Based Award
Jerome P. Grisko, Jr.	$900,000	81	729,000	218,700	510,300	2.0	1,020,600	218,700	2.0	437,400	1,676,700
Ware Grove	$484,100	64	309,824	77,456	216,877	2.0	433,754	92,947	2.0	185,894	697,104
Chris Spurio	$550,000	56	308,000	77,000	215,600	2.0	431,200	92,400	2.0	184,800	693,000
Michael Kouzelos	$470,200	56	263,312	65,828	184,318	2.0	368,636	78,994	2.0	157,987	592,452

(1)	Base Pay is the annual rate of pay for each officer approved by the Compensation Committee at its February 11, 2021 meeting.

In making the annual determination of the minimum, target and maximum levels for the EIP bonuses, the Committee considers any appropriate factor including but not limited to anticipated risks and rewards, performance metrics, internal revenue and margin estimates, as well as specific circumstances facing the Company during the coming year. The judgment of the Committee, as well as that of the CEO in his role of assisting the Committee, in determining whether or not the members of the SMG have met their goals and fulfilled their duties throughout the year, constitutes an exercise of both objective investigation as well as discretion. The goals set for these executives included achieving budgetary targets for the operations under their direction mitigated by any events or reasons outside their control that caused any failure to meet budget targets, supporting key strategic initiatives of the Company, meeting the requirements of the “One CBIZ” client service model, working together as a coherent and mutually supportive senior management team, and meeting expectations related to leadership performance.

Awards made to Named Executive Officers under the EIP for performance in 2021 are reflected in column (g) of the Summary Compensation Table on p. 37.

The Meridian November 2021 study indicates that CBIZ’s total compensation to the members of the SMG, including the Named Executive Officers, was generally aligned closely to the median compensation of similarly situated executives within the proxy peer or survey groups. The compensation paid to the NEOs in particular fell within a competitive range of market that was within plus or minus 15% of the market median. The Committee determined that any variations were acceptable and reasonably close to the median levels of total compensation reflected in the comparison groups, and within the acceptable range of variation. Therefore the Compensation Committee determined that the total compensation levels for the SMG satisfied the Committee’s compensation philosophy, objectives and targets.

Merit Bonuses

Promotions, changes in job responsibility, and extraordinary program achievements may also result in a merit-based bonus that is not awarded pursuant to the authority of the 2019 OIP. Merit-based bonuses are based, in the case of the CEO, on the evaluation of the Compensation Committee, and in the case of NEOs other than the CEO, on the recommendation of the CEO, subject to the Committee’s approval. No merit-based cash bonuses were awarded in 2021 to any of the Company’s NEOs.

Long-Term Equity Incentive (“LTI”) Compensation

The Company believes that equity incentive compensation programs under the 2019 OIP enabled it to:

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation;

•	align the interests of our NEOs with those of our stockholders;

•	provide an opportunity for increased equity ownership by executives; and

•	maintain fair and competitive levels of total compensation.

Target LTI Grant Values

In February 2021, the Compensation Committee approved each Named Executive Officer’s 2021 target LTI grant value and the allocation of that value equally between time-based restricted stock units (“RSUs”) and performance share units (“PSUs”). The Compensation Committee believes this mix of equity compensation vehicles provides performance incentives that are aligned with stockholder interests and retention incentives for our Named Executive Officers. Generally, the Compensation Committee targets each NEO’s target LTI value within an acceptable range of the median of our peer group, consistent with our executive compensation philosophy. Therefore, target LTI award values may vary among the NEOs and can vary from year to year.

The 2021 Grants of Plan-Based Awards table on p. 39 shows each NEO’s 2021 target LTI grant value and the number of shares underlying the NEO’s 2021 RSU and PSU grants. Fiscal year 2021 was the third year during which we granted PSUs to address stockholder and institutional advisory firm input that performance-based equity awards should be incorporated into our long-term equity compensation program.

2021 Restricted Stock Units

RSUs provide retention value because they vest in one-third increments in each of the three years following the grant date and provide some level of value, irrespective of share price performance. In addition, since the unit value is tied directly to the market value of the Company’s common stock, RSUs incentivize the NEOs to enhance shareholder value. The number of RSUs that vest on each vesting date are settled in a like number of shares of Company common stock. Generally, an NEO must be continuously employed through each vesting date to receive a distribution of shares on that date.

2021 Performance Share Units

PSUs incentivize the NEOs to achieve key long-term financial goals that drive profitable growth and enhance shareholder value. Each NEO was granted two separate 2021 PSU awards each of which is described below:

Award	Weight	Performance Period	Performance Metric
PSU — EPS	70%	3-year period ending 12/31/2023	Earnings Per Share (EPS)
PSU — TGIR	30%	3-year period ending 12/31/2023	Total Growth in Revenue (TGIR)

The number of PSUs actually earned at the end of the three year performance period will vary based on actual results compared to the EPS target and TGIR target. In the first 90 days of the fiscal year, the Committee established the minimum, target, and maximum levels of performance used to determine the potential number of PSUs earned, as shown in the 2021 Grants of Plan-Based Awards table.

The Committee selected EPS as a performance metric because improvements in EPS are highly correlative to enhancement in our share price and the Committee selected TGIR because meaningful revenue growth drives the Company’s profitability, which in turn helps to enhance shareholder value.

The number of PSUs granted to each NEO was at a target level. Based on achieved performance, an NEO may earn between 50% and 200% of the target number of PSUs. However, if the threshold goal for a particular performance measure is not achieved by the end of the performance period, the NEOs will not earn any PSUs with respect to such performance measure. The number of PSUs earned at the conclusion of the performance period will be settled in a like number of shares of Company stock. Generally, an NEO must be continuously employed through the end of the performance period to receive shares upon the settlement of earned PSUs.

With respect to determining results compared with performance targets, the Committee has the discretion to adjust the results and the targets, up or down, to reflect the favorable or unfavorable impact of extraordinary non-recurring or other unbudgeted items that have a significant impact on EPS or TGIR. Examples of such items may include significant changes in the number of shares outstanding, significant changes in tax rates, material acquisitions or divestitures, gain/loss on sale, tax and accounting rule changes, or other extraordinary unplanned items.

Vesting of 2019 Performance Share Units

In 2019, the Board of Directors awarded PSUs to specified members of the SMG. The PSUs were to be earned at the end of three years if the company achieved pre-established goals for that period. The 2019 PSU grants were weighted 70% based on achievement of an earnings per share (“EPS”) target for the three-year period ending December 31, 2021 and 30% based on achievement of a total growth in revenue (“TGIR”) target for that same period. Two separate grants of PSUs were provided to each eligible participant; one relating to the three-year EPS target and one relating to the three-year TGIR target. The number of the PSUs that could ultimately vest varies based on actual results compared to the EPS target and TGIR target. Results between points are to be interpolated to calculate payouts. The EPS target, TGIR target and applicable multipliers that were set in 2019 based on actual results for the three-year period ended December 31, 2021 are as follows:

EPS Target (70% of Award)		TGIR Target (30% of Award)
EPS Proposed Target ($/share)	Target Multiplier	Total Revenue Target ($M)	Target Multiplier
At least 1.30	0.5	At least 1,044.5	0.5
1.38	0.6	1,053.0	0.6
1.41	0.7	1,061.6	0.7
1.45	0.8	1,070.2	0.8
1.50	0.9	1,078.9	0.9
1.51 – 1.55	1.0	1,087.6	1.0
1.56	1.1	1,096.4	1.1
1.61	1.2	1,105.2	1.2
1.64	1.3	1,114.0	1.3
1.68	1.4	1,122.9	1.4
1.71	1.6	1,140.9	1.6
1.76	1.8	1,159.0	1.8
1.84 or more	2.0	1,177.3 or more	2.0

The 2019 LTI Plan specifically provided that, with respect to determining results compared with performance targets included in the LTI Plan, the Compensation Committee was granted the discretion to adjust the results and the targets, up or down, to reflect the favorable or unfavorable impact of extraordinary non-recurring or other unbudgeted items that have a significant impact on EPS or TGIR. Examples of such items included significant changes in the number of shares outstanding, significant changes in tax rates, material acquisitions or divestitures, gain/loss on sale, tax and accounting rule changes, or other extraordinary unplanned items. The company experienced the following two extraordinary unbudgeted and unplanned events in 2021 that had a significant impact on EPS: the UPMC Settlement, which had an impact on EPS of -$0.43/share, and the Company’s sale of its M.T. Donahoe wholesale insurance brokerage, which had an impact on EPS of a gain on sale of +$0.09/share (the “MT Donahoe Gain”). The Committee determined that EPS performance, for purposes of calculating the EPS target-related PSUs to be awarded, should be adjusted to eliminate the effect of both the UPMC Settlement and the MT Donahoe Gain. As adjusted, EPS results for purposes of the EIP were $1.66/share, and therefore the EPS target multiplier was increased to 1.38. TGIR results were $1,104.9M, and therefore the TGIR target multiplier was increased to 1.2. Combining the adjusted results as multiplied, a weighted outcome yields vested shares that are 1.32 times the original combined target awards.

Based on the performance achievement described above, the NEOs earned the following payouts for the 2019 PSUs.

Name	2019 PSU Target Awards (#PSUs)	Final PSU Payouts (#PSUs)
Jerome P. Grisko, Jr.	48,678	64,255
Ware Grove	21,050	27,787
Chris Spurio	21,325	28,150
Michael Kouzelos	19,290	25,463

Deferred Compensation and Retirement Savings Plans

Retirement Savings Plan

The CBIZ Retirement Savings Plan (the “Savings Plan”) is a tax qualified retirement savings plan pursuant to which all U.S. based associates, including the Named Executive Officers, are able to contribute the lesser of up to 80% of their annual salary or $17,500 (plus an additional $5,500 if the participant was at least 50 years old) to the Savings Plan on a before tax basis. The Company will match 50% of the first 6% of pay that is contributed to the Savings Plan. Employees who have attained age 21 are permitted to become participants in the Savings Plan after the earlier of 60 consecutive days of service or 12 full months of employment and 1,000 hours of service within the 12-month period. Employer matching payments commence after participants have been employed for one year. Employer contributions on behalf of participants are fully vested after a participant has been employed for three years of vesting service. Participants deposit savings in one or more of 28 stock and bond investment funds. The 2021 at-market annual rates of return of the investment choices available to participants ranged from -1.49% to 29.08%, depending on each participant’s fund selections.

Non-Qualified Deferred Compensation Plan

The Named Executive Officers, as well as any other member of the SMG, any Business Unit Leader (“BUL”) and any other employee scheduled to earn more than $200,000 annually are entitled to participate in the CBIZ Employee Non-qualified Deferred Compensation Plan. Pursuant to this deferred compensation program, eligible employees can defer up to 100% of any bonus and commission payments, as well as up to 25% of their base compensation. There is no employer match in this program. The Company does not pay any gains that participants may obtain through investment in the plan. Gains and losses are strictly related to the investment returns of the mutual fund choices within the plan. For additional information about this plan, please refer to the discussion beginning on p. 42.

CBIZ 2007 Amended and Restated Employee Stock Purchase Plan

At the 2011 Annual Meeting, stockholders approved the CBIZ 2007 Amended and Restated Employee Stock Purchase Plan (“ESPP”), under which employees may purchase up to 2,000,000 shares of CBIZ stock at a 15% discount, and may contribute up to $21,250 toward annual purchases of stock by payroll deduction or otherwise, in accordance with the terms of the ESPP. The Named Executive Officers and all other members of the SMG are entitled to participate in the ESPP, along with and upon the same terms as all other qualified employees of CBIZ and its subsidiaries. Several members of the SMG, including the CEO and the President, Financial Services, are regular participants in the ESPP.

Perquisites and Other Personal Benefits

The Company provides the Named Executive Officers and other members of the SMG with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs and did so again in 2021. Certain of the Named Executive Officers, as set out in the Summary Compensation Table and the Other Compensation Table, are provided with the use of Company automobiles, participation in the plans and programs described above, long-term disability plans, life insurance, an excess liability umbrella insurance policy, an executive health program, the use of Company or private golf club memberships for personal use, and tax gross-up payments. Other perquisites are noted in the Other Compensation table on p. 38. The SMG, including the NEOs, like all full-time employees of the Company, are provided with a death benefit program that provides for a payment of up to $50,000 in the event of death during employment. This program is provided to all full-time employees at no charge, and the enrollment of the Named Executive Officers in this program has been determined by the Company to have no aggregate incremental cost. When the Named Executive Officers use the Company’s golf club memberships for personal use, they reimburse CBIZ for any and all charges incurred in connection with their personal use. The occasional personal use of these memberships has been determined by the Company to have no aggregate incremental cost. Unless otherwise noted, the value of each perquisite is calculated based upon actual costs incurred by the Company in securing these benefits. In the case of leased automobiles, the cost of perquisites is calculated based upon the percentage of each executive’s personal use of the vehicle, which usage is then valued by reference to the IRS table related to usage valuation for leased automobiles.

Mr. Grisko incurred, and was reimbursed for and received a tax gross-up payment for, payments related to a contractually required golf club membership. The Company also paid for the cost of a life insurance policy called for in the CEO’s 2016 employment agreement, as well as a tax gross-up payment to cover the income imputed to Mr. Grisko by the existence of this life insurance policy. The Committee believes that such a benefit is common for positions of this stature, and that the existence of the policy was a negotiated requirement necessary to secure Mr. Grisko’s services as CEO. The Committee determined that provision of the life insurance policy was a more cost-effective method of securing a comparable benefit than through other methods such as a SERP or other more costly forms of pension benefits.

Attributed costs of the personal benefits described above for the Named Executive Officers for the fiscal year ended December 31, 2021, are included in column (i) of the “Summary Compensation Table” on p. 37. The Company has entered into employment agreements or severance protection agreements with certain key employees, including several of the Named Executive Officers, as noted on p. 38. These agreements are designed to promote stability and continuity of key members of senior management. Information regarding applicable payments under such agreements for the Named Executive Officers is provided under the headings “Employment or Other Agreements” on p. 38 and “Potential Payments upon Termination or Change in Control” on p. 43.

Consideration of 2021 Say-on-Pay Vote, Institutional Investor Opinion, and Institutional Advisory Firm Comments

In order to remain apprised of stockholder reaction to the compensation of the Company’s Named Executive Officers, the Company recommended, and the Stockholders concurred, that an annual stockholder vote should be held on this issue. The Company has determined that annual say-on-pay votes will be held.

The Committee considered the results of the say-on-pay vote, its discussions with institutional investors and the comments of advisory firms in its review of the compensation of the entire SMG, as well as that of the Named Executive Officers in particular. In arriving at the pay packages for the Named Executive Officers, the Compensation Committee reviewed and considered the results of the Stockholders’ votes on the say-on-pay issue presented at the Company’s 2021 Annual Meeting. While the Committee noted that a significant majority of Stockholders approved the compensation of the Company’s Named Executive Officers, it also was again mindful of Stockholders with different views. The Committee also noted that the Company again continued its intensive efforts throughout 2021 to engage with all major institutional investors to ensure, in part, that its policies and actions are compatible with the views of the investors. In 2021 the CEO, CFO and the Head of our Investor Relations Program met with individuals and institutions holding approximately 50.1% of the Company’s outstanding stock. The Compensation Committee was provided with and considered the substance of these investor discussions in arriving at the compensation of the Named Executive Officers.

The Committee noted that the Company’s 2021 say-on-pay proposal received support from ISS, a leading independence governance analysis and proxy voting advisor to institutional investors.

In 2021, the Committee again used compensation modeling provided by the Governance Firm’s services to assess the suitability of the CEOs’ compensation package and to confirm the validity of the data provided by Meridian. The Governance Firm’s data confirmed that the Meridian information was accurate, that the CEO’s compensation package as described in this proxy statement was consistent with median compensation data at comparable peer companies, and that the CEO’s total compensation, as stated in the Summary Compensation Table on p. 37, presented a low level of concern in the categories evaluated by the Governance Firm’s quantitative analysis tools. All of these metrics confirm the Compensation Committee’s conclusion that the CEO’s compensation is appropriate.

Comparison of Compensation to Targets

In 2021, the Committee examined the compensation metrics made available to it from Meridian and ancillary data sources, made a full assessment of the individual performance of each member of the SMG, and compared the personal performance of the Named Executive Officers to the compensation data. Based on its analysis of the compensation of these officers, the Committee believes that the compensation of the Named Executive Officers is appropriate in accordance with the Company’s compensation philosophy and objectives, compatible with the individual performance of each member of the SMG as well as that of the Company in 2021, consistent with the views and interests of the Company’s institutional and individual investors, and generally in agreement with the range of target levels suggested by the data compiled by Meridian, the Governance Firm, and available from other ancillary sources.

As previously stated, the Committee generally targets aggregate compensation for the collective SMG, including the Named Executive Officers, at approximately the 50th percentile, within an allowable range of plus or minus 15%, of total compensation paid to similarly situated executives of the companies comprising the Company Peer Group and the Survey Peer Group. Variations to this objective in general, and in evaluating compensation targets for individual members of the SMG, including the NEOs, may occur as dictated by the experience level of the individual, his or her relative importance or unique function within the organization, special meritorious conduct during the year or over a longer period, continued leadership contributions, talent retention concerns, and other market factors.

The compensation levels of the Named Executive Officers compare appropriately to the Committee’s aggregate targets for their respective positions, and were justified in light of the Company’s excellent performance during 2021, the success of the NEOs in exceeding financial and non-financial target goals for the year, and in their efforts successfully navigating the issues caused by the COVID-19 pandemic in the business environment. The Committee found that the aggregate compensation of the Named Executive Officers was generally consistent with the allowable range of variation to the median pay levels of the 2021 Meridian study.

The CEO’s target compensation for 2021 was $4,047,700, which was in the median range when compared with the 2021 Meridian study’s 50th percentile total compensation targets of $3,978,000 for the Company Peer Group and $4,650,000 for the Survey Peer Group. His total compensation in 2021, including the grant date fair value of long-term equity grants, was $5,052,401, which was within the 15% range compared to the median target value for comparable positions. To the extent that the CEO’s actual compensation exceeded the target range of the Company Peer Group and the Survey Peer Group, the difference was due entirely to the fact that the Company’s performance exceeded that necessary to exceed the maximum EIP compensation level set by the Committee. If he had simply met the target EIP performance level set for him by the Committee, the CEO’s compensation package would have been at the median levels reflected by the Company Peer Group and the Survey Peer Group. However, the CEO earned the maximum EIP payment by exceeding the Committee’s top range of targets for Pre-Tax and TGIR results, after adjustment.

The Committee’s conclusion that the CEO’s compensation was within the allowable range of variation to the median pay levels established by the 2021 Meridian study data was confirmed by compensation modeling provided by the Governance Firm, which indicated that the CEO’s total compensation package, as stated in the Summary Compensation Table on p. 37, was a “low concern” under the Governance Firm’s data. Therefore, the Committee determined that the target compensation levels were compatible with those determined to be within the median range by both Meridian and the Governance Firm. The Compensation Committee therefore determined that the CEO’s compensation was justified and consistent with the philosophy and targets established by the Committee.

The Committee also determined that the inclusion of the tax gross-up amount present in the CEO’s total compensation was not a material amount of the total compensation package. In addition, it was required as part of the Company commitment to provide the CEO with a life insurance policy under his amended employment agreement negotiated at the time of his appointment as CEO. Moreover, given that the CEO’s entire pay package as presented in the Summary Compensation Table on p. 37 presented a “low concern” according to the Governance Firm, and the payment constituted a de minimis fraction of that package, the Committee believes that the payment was appropriate.

The CFO’s total compensation of $2,183,268, including the grant date fair value of equity grants, was approximately aligned with the 2021 Meridian study’s 75th percentile total compensation targets of $2,145,000 for the Company Peer Group and $2,250,000 for the Survey Peer Group. The Committee determined that the compensation package for the CFO was nevertheless acceptable, despite exceeding the range of plus or minus 15% compared to the median target value for comparable positions expressed in the 2021 Meridian study for peer and other comparable companies. The Committee determined that the CFO’s compensation exceeded the range because his EIP cash compensation payment was double the target EIP compensation for his position, due to the Company exceeding the adjusted Pre-Tax and TGIR targets necessary to hit the maximum EIP payment of two times the target EIP amount. Given the extraordinary performance of the Company in exceeding the targets, the Committee concluded that the compensation for the CFO was justified and consistent with the philosophy and targets established by the Committee.

The President, Financial Services’ total compensation of $2,241,537, including the grant date fair value of equity grants, was also approximately aligned with the 2021 Meridian study’s 75th percentile total compensation targets of $2,307,000 for the Company Peer Group and $1,323,000 for the Survey Peer Group. The Committee again determined that the compensation package for the FS division President was nevertheless acceptable, despite exceeding the range of plus or minus 15% compared to the median target value for comparable positions expressed in the 2021 Meridian study for peer and other comparable companies. The Committee determined that the compensation exceeded the range because the Company exceeded the adjusted Pre-Tax and TGIR targets necessary to hit the maximum EIP payment of two times the target EIP amount. Given the extraordinary performance of the Company in exceeding the targets, the Committee concluded that the compensation for the President, Financial Services was justified and consistent with the philosophy and targets established by the Committee. Moreover, the Committee also had access to market data available to the Committee through the Company’s acquisition discussions and publicly available competitive intelligence that confirms that this pay package was within the acceptable range of median pay for comparable positions.

The President, Benefits & Insurance Services’ total compensation was $1,963,163 in 2021. The 2021 Meridian study reflected 50th percentile total compensation of a division president as $1,892,000 for the Company Peer Group and $926,000 for the Survey Peer Group. The Committee determined that the compensation package for this position was within the range of plus or minus 15% compared to the median target value for comparable positions expressed in the 2021 Meridian study for peer and other comparable companies. The Committee again had access to market data regarding this position available to the Committee through the Company’s acquisition discussions and publicly available competitive intelligence. In light of the data, and the unique nature of this position relative to similar industry positions, the Committee determined that the President, Benefits & Insurance Services was compensated in a manner that was justified and consistent with the philosophy and targets established by the Committee.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the expected tax treatment to the Company and its executive officers as one of the factors in determining compensation matters. Section 162(m) of the Internal Revenue Code generally provides that the Company may not deduct compensation of more than $1,000,000 that is paid to a “covered employee” in any fiscal year, although, prior to January 1, 2018, there was an exception to the Section 162(m) deduction limit for certain qualifying performance-based compensation, including stock options. For this purpose, prior to January 1, 2018, covered employees generally were our NEOs serving on the last day of the year other than our CFO. Among other changes to Section 162(m), the exception for performance-based compensation was eliminated unless it qualifies for transition relief applicable to certain written binding contracts in place as of November 2, 2017, and the scope of covered employees was expanded to include the chief financial officer and certain former named executive officers. The Committee currently considers the deductibility under Section 162(m) of compensation awarded to its executives to the extent reasonably practical and consistent with our objectives, but the Committee may nonetheless approve compensation that does not fall within these requirements and may authorize compensation that results in non-deductible amounts above the limits if it determines that such compensation is in CBIZ’s best interests. However, the Company intends to comply with the transition rule for written binding contracts in place as of November 2, 2017, to the extent applicable, as long as the Committee determines that to be in the Company’s best interest.

Accounting for Stock Based Compensation

Effective January 1, 2018, we adopted ASU No. 2017-09, “Compensation — Stock Compensation (Topic 718) — Scope of Modification Accounting.” The new standard clarifies when a change to the terms or conditions of a share-based payment award must be accounted for as a modification. Modification accounting is required if the fair value, vesting condition or the classification of the award is not the same immediately before and after a change to the terms and conditions of the award. We typically do not change either the terms or conditions of share-based payment awards once they are granted; therefore, the adoption of this new guidance had no impact on our consolidated financial statements.

Beginning on January 1, 2006, the Company began accounting for any stock-based awards or payments under its 2014 Stock Incentive Plan and prior stock option plan (the “SIPs”) in accordance with the requirements of FASB ASC Topic 718. In March 2016, FASB issued ASU No. 2016-09, “Compensation — Stock Compensation (Topic 718) — Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”), which requires the tax effects related to share-based payments be recorded through the income statement and simplifies the accounting requirements for forfeitures and employers’ tax withholding requirements. ASU 2016-09 became effective for CBIZ on January 1, 2017.

COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT

The Compensation and Human Capital Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, recommended to the Board of Directors that it be included (or incorporated by reference as applicable) in the Company’s proxy statement.

Compensation and Human Capital Committee

Rick L. Burdick, Chairman Joseph S. DiMartino Sherrill W. Hudson Todd J. Slotkin Benaree Pratt Wiley

COMPENSATION RISK ASSESSMENT

The Compensation and Human Capital Committee again conducted a full review of the compensation policies and practices of the Company in order to determine if these factors are reasonably likely to have a material adverse effect on the Company. It was the Committee’s conclusion, after careful consideration of all the information presented, that CBIZ’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

CBIZ has a policy that prohibits pledging or hedging of Company shares by officers or directors. CBIZ also has a stock retention policy recommending directors maintain stock valued at a multiple of three times the amount of their annual retainer, and recommending the CEO maintain stock valued at a multiple of five times his base salary. Other SMG members, including the remaining Named Executive Officers, are recommended to maintain between two and three multiples of base salary. New appointees to the Board and new members of the SMG are permitted variances from these standards provided they accumulate shares following their appointment.

Clawback Policy

In February 2018, the Compensation and Human Capital Committee and the Board adopted a recoupment policy for compensation paid to certain executive officers, including our NEOs. That policy applied throughout 2021. The Company’s Board of Directors may, in appropriate circumstances following an assessment and recommendation by the Compensation and Human Capital Committee, require disgorgement of certain payments to an officer, including the Named Executive Officers identified in our proxy statements, where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of our financial statements filed with the SEC; and (2) the Compensation and Human Capital Committee determines the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (3) a lower payment would have been made to the executive based upon the restated financial results.

In each such instance, following an assessment of the executive officer’s accountability for the loss and to the extent practicable and for the applicable look-back period, the Compensation and Human Capital Committee, in its discretion, may then recommend that the Board take such actions as it deems necessary or appropriate, in its discretion, to address the events that gave rise to the restatement, to prevent its recurrence, and to recoup appropriate amounts from the individual executive officer. Such actions may include, to the extent permitted by applicable law: (1) requiring the executive officer to repay some or all of any bonus or other incentive compensation paid; and/or (2) requiring the executive officer to repay any gains realized on the exercise of stock options or on the open-market sale of vested shares; and/or (3) canceling some or all of the executive officer’s restricted stock or deferred stock awards and outstanding stock options; and/or (4) adjusting the executive officer’s future compensation; and/or (5) terminating or initiating legal action against the executive officer.

The Compensation and Human Capital Committee will continue to review this clawback policy and amend it as necessary, consistent with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, other applicable federal acts, and related regulations as statutes or regulations are adopted.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary[1] ($) (c)	Bonus ($) (d)	Restricted Stock & RSU Awards[2] ($) (e)	Stock Option & PSU Awards[2] ($) (f)	Non-Equity Incentive Plan Compensation[3] ($) (g)	All Other[4] Compensation ($) (i)	Total ($) (j)

Jerome P. Grisko, Jr. PEO, CEO & President	2021	905,208	—	1,119,134	1,119,134	1,676,700	232,225	5,052,401
	2020	884,375	—	934,339	934,339	810,648	224,935	3,788,636
	2019	865,625	—	964,798	964,798	829,805	222,475	3,847,501

Ware Grove PFO, SVP, CFO	2021	487,037	—	483,956	483,956	697,104	31,215	2,183,268
	2020	475,288	—	404,043	404,043	327,033	30,989	1,641,396
	2019	466,438	—	417,211	417,231	337,137	31,034	1,669,051

Chris Spurio President, Financial Services	2021	557,292	—	490,283	490,283	693,000	10,679	2,241,537
	2020	528,125	—	409,322	409,332	327,096	10,317	1,684,192
	2019	510,313	—	422,662	422,681	323,239	10,006	1,688,901

Michael Kouzelos President, B&I Services	2021	473,054	—	443,489	443,489	592,452	10,679	1,963,163
	2020	461,638	—	370,259	370,259	279,637	10,317	1,492,110
	2019	456,500	—	382,328	382,348	286,521	10,764	1,518,461

(1)	Includes base catch-up payments from prior year.

(2)

Represents the grant date fair value as computed in accordance with FASB ASC Topic 718. This does not reflect taxable income to the individual until restrictions lapse or options are exercised. See 2021 Grants of Plan-Based Awards table for the awards to which these values relate, p. 39. The assumptions used in calculating these amounts are incorporated herein by reference to Note 14 to the Company’s consolidated financial statements, set forth in the Form 10-K for the fiscal year ended December 31, 2021, as filed on February 25, 2022.

(3)

Represents amounts earned pursuant to the applicable year’s EIP adopted by the Compensation and Human Capital Committee in advance of that year’s performance, which incentive compensation plans were established pursuant to the 2019 OIP or the 2014 SIP, as applicable.

(4)	See Other Compensation table, below.

Other Compensation

Name	Year	Perquisites and Other Personal Benefits ($)		Insurance Premiums ($)		Company Contributions to 401(k) Plans ($)	Automobile Adjustments & Car Service ($)		Tax Gross-Up Reimbursement ($)	Total ($)

Jerome P. Grisko, Jr	2021	103,846	[1]	1,979	[2]	8,700	15,089	[3]	102,611	232,225

Ware Grove	2021	—		1,979	[2]	8,700	11,120	[3]	9,416	31,215

Chris Spurio	2021	—		1,979	[2]	8,700	—		—	10,679

Michael Kouzelos	2021	—		1,979	[2]	8,700	—		—	10,679

(1)	Life insurance premium for policy required under employment contract, plus annual club dues.

(2)

Includes premium payment for Executive Group Personal Excess Liability Insurance policy written for coverage of $10 million given to all members of the Board of Directors and the SMG, which coverage was instituted in the fourth quarter of 2008, and Long-Term Disability Insurance premium.

(3)	Leased auto adjustment.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Grisko, our CEO. Mr. Grisko had fiscal 2021 annual total compensation of $5,052,401 as reflected in the Summary Compensation Table included in this proxy statement. We estimate that the annual total compensation for our median employee was $75,817 for 2021. We determined our median employee by using 2021 W-2 wages for all CBIZ employees other than our CEO. We selected December 31, 2021 as the date upon which we would identify the median employee. Only seasonal and other workers with no 2021 compensation were excluded from the calculation. Once we identified our median employee, we combined all elements of that employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K to determine the median employee’s annual total compensation. Mr. Grisko’s 2021 total annual compensation was approximately 66.6 times that of the annual total compensation for our median employee.

Employment or Other Agreements

On September 1, 2016, the Compensation and Human Capital Committee of the Board entered into a new employment agreement with CEO Jerome P. Grisko, Jr. The terms of this agreement require the following: (1) base salary of not less than $642,000; (2) participation as CEO in any Executive Incentive Plan (“EIP”) authorized by the Compensation and Human Capital Committee, including the 2017 EIP under which the CEO is eligible for a Base Target Award of 80% of his base pay, an Individual Performance Award of 30% of his Base Target Award, as well as Target Multipliers that increase or decrease the Base Target Award depending on the Company’s achievement of earnings per share and organic revenue growth targets; (3) eligibility for equity compensation grants valued at no less than 80% of the grant date fair value of the grants awarded to the CEO on May 10, 2016; (4) reimbursement or payment of premiums sufficient to fund a $2,000,000 death benefit life insurance policy; (5) payment of club membership fees and dues to a private club of his choosing; (6) payment of tax gross-up fees related to the life insurance policy and club membership fees; (7) inclusion of “double-trigger” provisions for compensation to be paid in various events of termination, including but not limited to (a) in the event of a Termination by the CEO with Good Reason (as defined in the CEO’s employment agreement) related to a change in control, compensation in the amount of three times the sum of the CEO’s then current Base Salary plus Average Bonus, and (b) in the event of a termination by the Company without Cause or by the CEO with Good Reason not related to a change in control, compensation in the amount of two times the sum of the CEO’s then current Base Salary plus Average Bonus; (8) acceleration of the vesting of equity grants in the event the CEO is terminated by the Company without Cause or by the CEO for Good Reason; (9) continued participation for two years in CBIZ health and welfare benefit plans following termination; (10) receipt at termination other than for cause of title to any company vehicle then in use by the CEO; (11) restrictions on payments to the CEO related to compliance with IRS Sections 162(m) and 409A; and (12) imposition of non-disclosure, non-interference, and non-disparagement restrictive covenants on the CEO.

The CFO’s employment agreement, executed December 12, 2000, and amended November 22, 2010, provides for payment of a base salary, continuing discretionary bonuses, an automobile allowance, and participation in CBIZ welfare, pension and incentive benefit plans. In addition, the contract provides for the payment of severance upon termination without cause, or upon voluntary termination for Good Cause (as defined in the CFO’s employment agreement). Severance would include (1) a cash payment equal to two times the sum of his current year base salary plus the average of his bonus payments for the prior three years, payable over a twenty-four month period, and (2) continued participation for two years in CBIZ health and welfare benefit plans, and (3) immediate vesting of, and ability to exercise, any unvested but previously granted stock options. The contract also contains provisions designed to address certain issues related to Code Sections 162(m) and 409A. The contract contains restrictive covenants that obligate Mr. Grove to (1) maintain CBIZ’s confidential information, (2) return Company information or other personal and intellectual property, (3) abide by a one-year non- compete, and one-year employee, customer, and supplier non-solicitation and non-interference term, and (4) avoid disparagement of the Company. Mr. Grove’s employment agreement was further amended on March 30, 2017, to replace modified “single-trigger” terms with “double-trigger” provisions for compensation to be paid in various events of termination.

Both the President, Financial Services and the President, Benefits & Insurance Services are entitled to participate in the compensation programs available to the SMG, and are subject to the restrictive covenants of their confidentiality and non-solicitation agreements. Under the CBIZ Executive Severance Policy, Mr. Spurio and Mr. Kouzelos are entitled to one year of base pay if they are terminated other than for cause or in the event of a change in control.

2021 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payments Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	Grant Date Fair Value of Stock and Option Awards[4] ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Jerome P. Grisko, Jr.	1-1-21	364,500	947,700	1,676,700	n/a	n/a	n/a	n/a	n/a

	2-11-21	n/a	n/a	n/a	20,340	40,681	81,362	40,681	1,119,134

Ware Grove	1-1-21	154,912	387,280	697,104	n/a	n/a	n/a	n/a	n/a

	2-11-21	n/a	n/a	n/a	8,796	17,592	35,184	17,592	483,956

Chris Spurio	1-1-21	154,000	385,000	693,000	n/a	n/a	n/a	n/a	n/a

	2-11-21	n/a	n/a	n/a	8,911	17,822	35,644	17,822	490,283

Michael Kouzelos	1-1-21	131,656	329,140	592,452	n/a	n/a	n/a	n/a	n/a

	2-11-21	n/a	n/a	n/a	8,060	16,121	32,242	16,121	443,489

(1)

Represents range of potential payouts under the EIP. All awards under the EIP are at risk; therefore potential award is $0.00 for each participant if all minimum performance levels are not achieved. “Threshold” values assume lowest award possible assuming Company achieves minimum Pre-Tax and OGIR Targets and that no IPA is granted. “Target” values assume Company achieves Pre-Tax and OGIR Targets and that the IPA is granted. “Maximum” values assume Company achieves earnings sufficient to meet maximum TM for each Pre-Tax and OGIR Target and that the individual is awarded the maximum IPA.

(2)	Represents number of PSUs at minimum, target, and maximum award levels.

(3)	Represents number of RSUs.

(4)	Represents value of RSUs on grant date.

At the 2019 Annual Meeting, the 2019 OIP was approved by the stockholders. The 2019 OIP and its predecessor SIPs give the Committee the sole authority to grant participants shares of CBIZ common stock, restricted stock, share units, stock options, stock appreciation rights, performance units and/or performance bonuses. In granting these awards, the Committee may establish any conditions or restrictions it deems appropriate. The 2019 OIP does not permit issued options to be repriced, replaced, or regranted through cancellation or by lowering the option exercise price of a previously granted award. The 2019 OIP gives the Committee the ability to design cash and stock-based incentive compensation programs to promote high performance and achievement of corporate goals by the Named Executive Officers, other members of the SMG, and other key employees throughout the Company.

Equity Grant Practices

Vesting rights, restriction lapses, rights to exercise, terms related to the events of death, disability, retirement, or change in control rules related to equity grant expiration and termination, and all other terms and conditions related to option and restricted stock awards are set out in the terms of the 2019 OIP and the agreements which executives must sign in order to preserve their equity grants. All recipients of equity grants must agree to certain restrictive covenants that prevent the executive, upon leaving CBIZ, from soliciting clients and employees of CBIZ or its subsidiaries for a period of two years.

Management’s recommendations to the Compensation and Human Capital Committee regarding equity grants to newly hired or promoted executives are presented to the Committee at the next regularly scheduled Committee meeting following the promotion or the completion of an agreement to hire the executive. On occasion, the Committee will award grants through written action without a meeting.

Outstanding Equity Awards at 2021 Fiscal Year-End

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date*	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jerome P. Grisko, Jr.	n/a		n/a		n/a	n/a	n/a	40,681	[1]	1,591,441	40,681	[2]	1,591,441
	n/a		n/a		n/a	n/a	n/a	24,190	[3]	946,313	36,285	[4]	1,419,469
	n/a		n/a		n/a	n/a	n/a	16,226	[5]	634,761	48,678	[6]	1,904,283
	135,000	[7]	45,000	[7]	n/a	19.45	05-09-2024	12,000	[8]	469,440	n/a		n/a
	180,000	[7]	n/a		n/a	15.55	05-10-2023	n/a		n/a	n/a		n/a
	90,000	[7]	n/a		n/a	10.35	05-10-2022	n/a		n/a	n/a		n/a
Ware Grove	n/a		n/a		n/a	n/a	n/a	17,592	[1]	688,199	17,592	[2]	688,199
	n/a		n/a		n/a	n/a	n/a	10,460	[3]	409,195	15,691	[4]	613,832
	n/a		n/a		n/a	n/a	n/a	7,017	[5]	274,505	21,050	[6]	823,476
	56,250	[7]	18,750	[7]	n/a	19.45	05-09-2024	7,500	[8]	293,400	n/a		n/a
	75,000	[7]	n/a		n/a	15.55	05-10-2023	n/a		n/a	n/a		n/a
	10,000	[7]	n/a		n/a	10.35	05-10-2022	n/a		n/a	n/a		n/a
Chris Spurio	n/a		n/a		n/a	n/a	n/a	17,822	[1]	697,197	17,822	[2]	697,197
	n/a		n/a		n/a	n/a	n/a	10,597	[3]	414,555	15,896	[4]	621,852
	n/a		n/a		n/a	n/a	n/a	7,109	[5]	278,104	21,325	[6]	834,234
	56,250	[7]	18,750	[7]	n/a	19.45	05-09-2024	7,500	[8]	293,400	n/a		n/a
	75,000	[7]	n/a		n/a	15.55	05-10-2023	n/a		n/a	n/a		n/a
Michael Kouzelos	n/a		n/a		n/a	n/a	n/a	16,121	[1]	630,654	16,121	[2]	630,654
	n/a		n/a		n/a	n/a	n/a	9,586	[3]	375,000	14,379	[4]	562,506
	n/a		n/a		n/a	n/a	n/a	6,430	[5]	251,542	19,290	[6]	754,625
	54,000	[7]	18,000	[7]	n/a	19.45	05-09-2024	6,250	[8]	244,500	n/a		n/a
	72,000	[7]	n/a		n/a	15.55	05-10-2023	n/a		n/a	n/a		n/a

*	Options expire six years after the date of grant.

(1)	Grant of RSUs, dated February 11, 2021. RSU vesting is time-based in one-third increments on each of the three anniversaries following the grant date.

(2)

Grant of PSUs, dated February 21, 2021. PSUs vest at the end of three years if the company achieves the pre-established goals for that period. The 2020 PSUs were weighted 70% based on achievement of an earnings per share (“EPS”) target for the 3-year period ending December 31, 2023 and 30% based on achievement of a total growth in revenue (“TGIR”) target for that same period.

(3)	Grant of RSUs, dated February 27, 2020. RSU vesting is time-based in one-third increments on each of the three anniversaries following the grant date.

(4)

Grant of PSUs, dated February 27, 2020. PSUs vest at the end of three years if the company achieves the pre-established goals for that period. The 2020 PSUs were weighted 70% based on achievement of an earnings per share (“EPS”) target for the 3-year period ending December 31, 2022 and 30% based on achievement of organic growth in revenue (“OGIR”) target for that same period.

(5)	Grant of RSUs, dated March 20, 2019. RSU vesting is time-based in one-third increments on each of the three anniversaries following the grant date.

(6)

Grant of PSUs, dated March 20, 2019. PSUs vest at the end of three years if the company achieves the pre-established goals for that period. The 2019 PSUs were weighted 70% based on achievement of an earnings per share (“EPS”) target for the 3-year period ending December 31, 2021 and 30% based on achievement of organic growth in revenue (“OGIR”) target for that same period.

(7)

Grant of non-qualified options under the SIPs. Option vesting is time-based in increments of 25% on each of the four anniversaries following the grant date. Options expire after six years; grant date is six years prior to expiration date.

(8)	Grant of restricted shares under the SIPs. Restrictions are time-based and lapse in increments of 25% in each of the four years following the grant date.

Option Exercises and Stock Vested in 2021

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Jerome P. Grisko	90,000	2,127,002	52,321	1,723,384
Ware Grove	50,000	1,120,775	27,248	905,720
Chris Spurio	75,000	1,737,770	27,407	910,718
Michael Kouzelos	108,000	2,437,873	23,723	786,714

(1)

This amount represents the total taxable compensation on the exercise of options or vesting of restricted shares or RSUs, as applicable, prior to payment of taxes, commissions, transaction fees, and handling fees.

2021 Non-qualified Deferred Compensation

Name	Executive Contributions in Last FY1 ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE[2] ($)
Jerome P. Grisko, Jr.	133,750	—	830,642	—	6,278,114
Ware Grove	107,528	—	858,847	—	5,539,134
Chris Spurio	—	—	—	—	—
Michael Kouzelos	—	—	54,615	—	399,572

(1)	Contributions are derived entirely from salary, bonus, and non-equity incentive plan compensation already reported for each individual in the Summary Compensation Table.

(2)

100% of these funds were amounts already otherwise reported in the Summary Compensation Table for 2021 and prior years, plus market earning on amounts contributed by the individuals listed. 0% of these funds are derived from registrant contributions.

The CBIZ Employee Non-qualified Deferred Compensation Plan allows participants to contribute up to 25% of their base compensation, and up to 100%, after taxes, of any commission and bonus compensation earned throughout the year, and to invest such compensation in one or more of 36 stock, bond and money market investment funds available during the year. The 2021 at-market rates of return of the investment choices available to participants ranged from -7.25% to 42.07%, depending on each participant’s fund selections. Contributions are deposited into a rabbi trust, a grantor trust that limits management’s ability to use deposits in the trust by isolating the funds from the Company’s working capital. Money in the trust is always subject to the claims of the Company’s general creditors. Contributors’ interests in the trust are not subject to assignment, alienation, pledge, or attachment. Withdrawals and payouts generally are only permitted upon retirement or expiration of a term of years established by the participant in advance of contributions. Following death and disability, distributions are made as soon as administratively possible. Hardship withdrawals are permitted only under restricted circumstances. In the event of termination of employment, all funds in a participant’s account are payable to the participant no earlier than six months following termination, except for funds in designated retirement accounts once an employee has completed ten years of employment service, which retirement account funds are payable over a period of up to ten years. All payouts and changes to distribution elections are subject to the provisions of Code Section 409A. There is no employer match in this program.

Potential Payments upon Termination or Change in Control

The table on p. 44 reflects the amount of compensation that would be payable to each of the Named Executive Officers in the event of termination of such executive’s employment. The amount of compensation payable to each Named Executive Officer upon voluntary termination, involuntary not “for cause” termination, termination following a change in control and in the event of disability or death of the executive is shown. The Company does not have an early retirement plan, and the Named Executive Officers do not have agreements calling for or permitting payments based upon an early retirement. The amounts shown assume termination was effective as of December 31, 2021, and are estimates of the amounts that would be paid to the executives upon their termination, as a result of their termination, or as a result of a change in control. The table does not include payments of already vested sums or rights that are due and owing to the employee by virtue of their service through the date of termination, assumed to be December 31, 2021. Moreover, the amounts that would actually be paid can only be determined at the time of such executive’s actual separation from the Company.

Payments Made Upon Termination or Retirement

Regardless of the manner in which a Named Executive Officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. These payments are not caused or precipitated by termination or change in control, and are payable or due to any employee of the Company regardless of whether or not the employee was terminated or a change in control has occurred. Such amounts include:

•	non-equity incentive compensation earned during the fiscal year;

•	vested option or restricted share grants pursuant to the 2019 OIP or its predecessor plan; and

•	vested amounts under the CBIZ Employee Retirement Savings Plan and the Non-qualified Deferred Compensation Plan.

Payments Made Upon Death or Disability

In the event of the death or disability of a Named Executive Officer, in addition to the benefits listed under the headings “Payments Made Upon Termination or Retirement” above, the Named Executive Officer will receive benefits under the Company’s disability plan or payments under the Company’s group life insurance plan, as appropriate. Each CBIZ employee receives an automatic death benefit of up to one times their annual base salary, up to a maximum of $50,000, paid by a life insurance carrier. CBIZ pays the de minimis monthly premium per person for this group benefit policy. Supplemental life insurance policies are available to all CBIZ employees as well, at an additional cost borne by the employee. The applicable life insurance carriers, and not CBIZ, pay death benefits under these policies.

All CBIZ employees are eligible for short-term disability payments, which are limited to 60% of the employee’s base pay for a maximum period of 26 weeks, and are paid for by the Company. Thereafter, Named Executive Officers, if suffering from a permanent total disability and enrolled in the Company’s Long-Term Disability program, may receive up to 60% of the employee’s pay up to a maximum monthly benefit of $10,000, which is paid for by the Long-Term Disability plan insurance carrier. Actual coverage and maximum benefits are dependent solely on the nature of a particular disability, the employee’s age, and the position of an employee at the time disability occurs.

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason		After Change in Control Termination w/o Cause or for Good Reason		Voluntary Termination		Death		Disability
Jerome P. Grisko, Jr.	Severance Pay	4,021,852	[1]	6,032,778	[2]	n/a		n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a		—	[3]	n/a
	Disability Payments	n/a		n/a		n/a		n/a		331,562	[4]
	Option Acceleration	885,150	[5]	885,150	[5]	885,150	[6]	885,150	[6]	885,150	[6]
	Restricted Stock Acceleration	1,104,201	[7]	1,104,201	[7]	1,104,201	[6]	1,104,201	[6]	1,104,201	[6]
	RSU Acceleration	2,537,754	[7]	2,537,754	[7]	2,537,754	[6]	2,537,754	[6]	2,537,754	[6]
	PSU Acceleration	4,915,193	[7]	4,915,193	[7]	4,915,193	[6]	4,915,193	[6]	4,915,193	[6]
	Automobile	128,540	[8]	128,540	[8]	n/a		n/a		n/a
	2 Years Benefits Continuation	32,688	[9]	32,688	[9]	n/a		n/a		n/a
	Club Membership	20,905	[10]	20,905	[10]	n/a		n/a		n/a

Ware Grove	Severance Pay	1,881,590	[11]	1,881,590	[11]	n/a		n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a		—	[3]	n/a
	Disability Payments	n/a		n/a		n/a		n/a		206,111	[4]
	Option Acceleration	368,812	[12]	368,812	[12]	368,812	[6]	368,812	[6]	368,812	[6]
	Restricted Stock Acceleration	n/a		567,905	[13]	567,905	[6]	567,905	[6]	567,905	[6]
	RSU Acceleration	1,097,394	[13]	1,097,394	[13]	1,097,394	[6]	1,097,394	[6]	1,097,394	[6]
	PSU Acceleration	2,125,507	[13]	2,125,507	[13]	2,125,507	[6]	2,125,507	[6]	2,125,507	[6]
	2 Year Benefits Continuation	28,752	[14]	28,752	[14]	n/a		n/a		n/a

Chris Spurio	Severance Pay	1,005,070	[15]	1,005,070	[15]	n/a		n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a		—	[3]	n/a
	Disability Payments	n/a		n/a		n/a		n/a		227,188	[4]
	Option Acceleration	n/a		368,812	[16]	368,812	[6]	368,812	[6]	368,812	[6]
	Restricted Stock Acceleration	n/a		571,504	[17]	571,504	[6]	571,504	[6]	571,504	[6]
	RSU Acceleration	1,111,751	[6]	1,111,751	[17]	1,111,751	[6]	1,111,751	[6]	1,111,751	[6]
	PSU Acceleration	2,153,282	[6]	2,153,282	[17]	2,153,282	[6]	2,153,282	[6]	2,153,282	[6]

Michael Kouzelos	Severance Pay	859,257	[15]	859,257	[15]	n/a		n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a		—	[3]	n/a
	Disability Payments	n/a		n/a		n/a		n/a		201,916	[4]
	Option Acceleration	n/a		354,060	[16]	354,060	[6]	354,060	[6]	354,060	[6]
	Restricted Stock Acceleration	n/a		496,042	[17]	496,042	[6]	496,042	[6]	496,042	[6]
	RSU Acceleration	1,005,658	[6]	1,005,658	[17]	1,005,658	[6]	1,005,658	[6]	1,005,658	[6]
	PSU Acceleration	1,947,785	[6]	1,947,785	[17]	1,947,785	[6]	1,947,785	[6]	1,947,785	[6]

(1)	Amount represents two times the sum of the then current year base salary plus the average of three prior year EIP and bonus payments, pursuant to CEO’s First Amended and Restated Employment Agreement.

(2)

Amount represents three times the sum of the then current year base salary plus the average of three prior year EIP and bonus payments, pursuant to CEO’s First Amended and Restated Employment Agreement.

(3)

Death benefits under life insurance policies are not paid by the Company. Any death benefit is paid by the applicable insurance carrier. Each Named Executive Officer is eligible to receive the $50,000 death benefit paid by a group life insurance carrier. Officers also are enrolled in a supplemental life insurance program, purchased through the Company from a group life carrier, for which they pay the premiums.

(4)

Benefits shown represent the first year of disability payments assuming total permanent disability. Benefits are payable under the CBIZ Short-Term Disability plan, which amount to 60% of the employee’s pay for a maximum period of 26 weeks, and the Company’s Long-Term Disability program (“LTD”), which amount to 60% of the employee’s pay up to a maximum monthly benefit of $10,000 for permanent total disability. After the first year following disability, payments are only under the LTD, with benefits amounting to a maximum of $120,000 per year, until maximum benefits are reached, for each Named Executive Officer. Actual coverage and maximum benefits are dependent solely on the nature of a particular disability. For those aged under 63, LTD benefits terminate at age 65.

(5)

Value is calculated as the number of in-the-money, unvested options at December 31, 2021 multiplied by the difference between the closing price on the last trading day of 2021 and the exercise price for each share. Payable pursuant to CEO’s employment agreement.

(6)

The Compensation and Human Capital Committee may choose to accelerate vesting of equity grants in the event of a voluntary departure, a termination without cause, or a termination by the executive for good reason. If no acceleration is approved, this value would be $0. In the event of death and disability, equity grants are accelerated.

(7)

Value is calculated as the number of restricted shares, RSUs, or PSUs held by executive at December 31, 2021 multiplied by the closing price on the last trading day of 2021. Payable pursuant to CEO’s employment agreement.

(8)

Kelly Blue Book value of current automobile provided to executive by the Company, the title of which must be transferred to the CEO for any termination other than for cause, pursuant to his Amended Severance Protection Agreement.

(9)

Cost of maintaining benefits in which CEO was enrolled at the end of 2021 for period of two years. At the end of 2021, the CEO was also entitled to be enrolled in a $2,000,000 life insurance program called for under the CEO’s employment agreement.

(10)	CEO’s employment agreement calls for payment of membership fees in a club of his choice. Amount stated is the annual membership fees and dues.

(11)

Amount represents two times the sum of the then current year base salary plus the average of his EIP and bonus payments for the prior three years, payable over 24 months, pursuant to CFO’s employment agreement.

(12)

Value is calculated as the number of in-the-money, unvested options held by executive at December 31, 2021 multiplied by the difference between the closing price on the last trading day of 2021 and the exercise price for each share. Payable pursuant to CFO’s Amended Employment Agreement.

(13)

Value is calculated as the number of unvested restricted shares, RSUs or PSUs held by executive at December 31, 2021 multiplied by the closing price on the last trading day of 2021. Payable pursuant to CFO’s Amended Employment Agreement.

(14)

Represents payment for a period of two years, as required by CFO’s employment agreement, of the cost of CFO’s 2021 year-end medical, dental, vision plans, as well as a small supplemental life policy, which benefits were available to all CBIZ employees.

(15)

Amount represents one times the sum of the then current year base salary plus the average of his EIP and bonus payments for the prior three years, payable over 12 months, pursuant to the Company’s Corporate Executive Severance Policy.

(16)

Option awards are accelerated pursuant to the terms of the 2014 SIP. Value is calculated as the number of in-the-money options held by executive at December 31, 2021 multiplied by the difference between the closing price on the last trading day of 2021 and the exercise price for each share.

(17)

Value is calculated as the number of in-the-money restricted shares, RSUs or PSUs held by the executive at December 31, 2021 multiplied by the closing price on the last trading day of 2021. Payable pursuant to Compensation and Human Capital Committee action taken May 22, 2012 to accelerate pending restricted share grants to employees in the event of a change in control.

Director Compensation

For fiscal 2021, Non-Employee Director Compensation consisted of:

•	a $60,000 annual retainer paid either in cash or into the CBIZ Non-Employee Director Deferred Compensation Plan;

•

a $25,000 Audit Committee Chair fee, a $15,000 Compensation and Human Capital Committee Chair fee, a $10,000 Nominating and Governance Committee Chair fee to the chairpersons of each respective committee, a Lead Director fee of $25,000, and a Non-Executive Chairman of the Board fee of $75,000;

•	a meeting attendance fee of $1,500 for each Board and committee meeting attended; and

•

an annual equity grant of approximately $120,000 worth of restricted shares (valued on grant date) to each Non-Employee Director, with restrictions lapsing on one-half of the shares on each of the first and second anniversaries of the date of grant. The annual equity grant is awarded at, or shortly after, the first regularly scheduled meeting of the Compensation and Human Capital Committee each year. The equity grant is awarded upon passage of a resolution of the Compensation and Human Capital Committee and the time-lapsing of restrictions is tied to the date of the actual grant.

Our Non-Employee Directors are permitted to participate in the CBIZ Non-Employee Director Deferred Compensation Plan. Directors may direct that their retainer and meeting attendance fees be deposited into the Plan. There is no matching payment into the Plan by the Company, and directors may select from the same investment choices available to participants in the CBIZ Employee Nonqualified Deferred Compensation Plan. During 2021, the rates of return for these investment choices ranged from -7.25% to 42.07%, depending on a participant’s fund selections.

Non-Employee Directors receive no compensation other than directors’ fees and the noted equity grant. Employee directors receive no director fee compensation.

2021 Director* Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock or Option Awards ($)[1]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[2]		All Other Compensation ($)[3]		Total ($)
Rick L. Burdick	—		123,317	125,500	[4]	1,979		250,796
Michael H. DeGroote	76,500	[5]	123,317	—		1,979		201,796
Joseph S. DiMartino	84,000	[6]	123,317	—		1,979		209,296
Gina D. France	88,500	[7]	123,317	—		1,979		213,796
Steven L. Gerard	147,000	[8]	123,317	—		20,755	[9]	291,072
Sherrill H. Hudson	115,000	[10]	123,317	—		1,979		240,296
Richard T. Marabito	18,000	[11]	405,000	—		1,979		424,979
A.Haag Sherman	82,500	[12]	123,317	—		1,979		207,796
Todd J. Slotkin	90,000	[13]	123,317	—		1,979		215,296
Benaree Pratt Wiley	—		123,317	94,000	[14]	1,979		219,296

*

Director Jerome P. Grisko, Jr. also acts as CEO, and he received no additional compensation or awards in connection with his role as a director. Therefore his compensation is not included in the 2021 Director Compensation Table, and appears in the Summary Compensation Table at p. 37.

(1)

Amount represents grant date fair value of 3,738 shares of restricted stock awarded to each non-employee director other than Mr. Marabito in 2021 as computed in accordance with FASB ASC Topic 718. This does not reflect taxable income to the individual until restrictions lapse. Mr. Marabito was granted his initial non-employee director option award of 50,000 immediately exercisable option shares.

(2)	No preferential payments are made by the Company to the participants of the Directors Deferred Compensation Plan.

(3)

Amount represents Executive Group Personal Excess Liability Insurance premium payments. An Excess Liability policy written for coverage of $10 million is provided to all members of the Board of Directors and the SMG. Other than premium payments for this coverage, no Other Compensation is provided to Directors.

(4)

Contributions consist of annual retainer fee, Lead Director fee, committee chair fee, and fees for attending meetings of the Board, Nominating and Governance Committee, and the Compensation and Human Capital Committee deposited into the director’s deferred compensation plan account. On December 31, 2021, the aggregate number of unvested restricted stock awards held by Mr. Burdick was 6,618 shares.

(5)

Annual retainer fee and fees for attending meetings of the Board and the Nominating and Governance Committee. On December 31, 2021, the aggregate number of unvested restricted stock awards held by Mr. DeGroote was 6,618 shares.

(6)

Annual retainer fee and fees for attending meetings of the Compensation and Human Capital Committee, the Nominating & Governance Committee, and of the Board. On December 31, 2021, the aggregate number of unvested restricted stock awards held by Mr. DiMartino was 6,618 shares.

(7)

Annual retainer fee and fees for attending meetings of the Board, the Audit Committee, and the Nominating & Governance Committee. On December 31, 2021, the aggregate number of unvested restricted stock awards held by Ms. France was 6,618 shares.

(8)

Annual retainer fee, Chairman of the Board fee, and fees for attending meetings of the Board. On December 31, 2021, the aggregate number of unvested restricted stock awards granted to Mr. Gerard as a non-employee director was 6,618 shares.

(9)

Amount represents Executive Group Personal Excess Liability Insurance premium payments, plus payments under Mr. Gerard’s consulting agreement disclosed in the Company’s Current Report on Form 8-K on March 9, 2016.

(10)

Annual retainer fee, committee chair fees, and fees for attending meetings of the Board, the Audit Committee, the Compensation and Human Capital Committee, and the Nominating and Governance Committee. On December 31, 2021, the aggregate number of unvested restricted stock awards held by Mr. Hudson was 6,618 shares.

(11)

Annual retainer fee and fees for attending meetings of the Audit Committee and of the Board. On December 31, 2021, the aggregate number of vested option awards held by Mr. Marabito was 50,000 option shares.

(12)

Annual retainer fee and fees for attending meetings of the Audit Committee and of the Board. On December 31, 2021, the aggregate number of vested option awards held by Mr. Sherman was 50,000 option shares and the aggregate number of unvested restricted stock awards held by Mr. Sherman was 3,738 shares.

(13)

Annual retainer fee and fees for attending meetings of the Audit Committee, the Compensation and Human Capital Committee, and of the Board. On December 31, 2021, the aggregate number of unvested restricted stock awards held by Mr. Slotkin was 6,618 shares.

(14)

Contributions consist of annual retainer fee, committee chair fee, and fees for attending meetings of the Compensation and Human Capital Committee, the Nominating & Governance Committee, and the Board deposited into the director’s deferred compensation plan account. On December 31, 2021, the aggregate number of unvested restricted stock awards held by Mrs. Wiley was 6,618 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a summary of certain agreements and transactions between or among CBIZ and certain related parties. It is CBIZ’s policy to enter into transactions with related parties on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties. Based on CBIZ’s experience and the terms of its transactions with unaffiliated parties, it is the Audit Committee of the Board of Directors’ and management’s belief that the transactions described below met, at the time of the transactions, and currently meet, these standards. Management reviews these transactions as they occur and monitors them for compliance with the Company’s Code of Conduct, internal procedures and applicable legal requirements. The Audit Committee reviews and ratifies such transactions annually, or as they are more frequently brought to the attention of the Committee by the Company’s Directors of Internal Audit, General Counsel or other members of management.

A number of the businesses acquired by the Company are located in properties owned indirectly by, and leased from persons employed by the Company, none of whom are members of the Company’s SMG. In the aggregate, we paid approximately $2.3 million during the year ended December 31, 2021 under such leases.

Michael H. DeGroote, a director of CBIZ, is an officer or director of various privately held companies that obtain several types of insurance coverage through CBIZ. The commissions paid to CBIZ for the year ended December 31, 2021 was approximately $0.1 million.

CBIZ maintains joint-referral relationships and administrative service agreements with independent licensed CPA firms under which CBIZ provides administrative services in exchange for a fee. These firms are owned by licensed CPAs who are employed by CBIZ subsidiaries, and provide audit and attestation services to clients including CBIZ’s clients. The CPA firms with which CBIZ maintains administrative service agreements operate as limited liability companies, limited liability partnerships or professional corporations. The firms are separate legal entities with separate governing bodies and officers. CBIZ has no ownership interest in any of these CPA firms, and neither the existence of the administrative service agreements nor the providing of services thereunder is intended to constitute control of the CPA firms by CBIZ. CBIZ and the CPA firms maintain their own respective liability and risk of loss in connection with performance of each of its respective services, and CBIZ does not believe that its arrangements with these CPA firms result in additional risk of loss.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act, requires CBIZ’s officers and directors, and persons who own more than 10% of a registered class of CBIZ’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by the SEC regulations to furnish CBIZ with copies of all Section 16(a) reports they file.

Based on our review of copies of Section 16(a) reports received by the Company, or written representations from reporting persons that no other reports were required for such persons, CBIZ believes that during the 2021 fiscal year, its officers, directors and 10% stockholders complied with all Section 16(a) filing requirements in a timely fashion, with the following exception: due to the inadvertent error of the Corporate Secretary and his staff, the exercise and sale of 24,728 options on May 4, 2021 by Officer Michael Kouzelos was omitted from the Form 4 filed on May 6, 2021 and not reported until the filing of a Form 4/A on March 14, 2022.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about our equity compensation plans as of December 31, 2021. All outstanding awards relate to our common stock. Numbers of securities are stated in thousands.

	A		B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options (shares x 1000)		Weighted average exercise price of outstanding options ($)	Number of securities remaining available (x 1000) for future issuance under equity compensation plans (excluding securities reflected in column A)

Equity compensation plans approved by stockholders	1,223	[1]	$17.71	2,916	[2]

Equity compensation plans not approved by stockholders	—		—	—

Total	1,223		$17.71	2,916

(1)	Awards under the 2014 SIP. The weighted-average exercise price does not take PSU and RSU awards into account.

(2)

Includes reduction for currently issued restricted stock. Also includes 945,293 shares of our common stock remaining available for purchase under the ESPP during the purchase period that included December 31, 2021. After the stockholder approval of the 2019 OIP, no further new grants may be made under the 2014 SIP.

STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the proxy statement distributed to the Stockholders prior to the 2023 Annual Meeting of Stockholders, a stockholder proposal, including the nomination of any director candidate, pursuant to SEC Rule 14a-8 under the Exchange Act must be received by CBIZ not later than November 28, 2022. It is suggested that proponents submit their proposals by certified mail, return receipt requested, to the Corporate Secretary at the address provided below. Detailed information for submitting resolutions will be provided upon written request to CBIZ’s Corporate Secretary at CBIZ, Inc., 6801 Brecksville Rd., Door N, Independence, Ohio 44131, Attention: Corporate Secretary. With respect to any stockholder proposal not submitted pursuant to SEC Rule 14a-8 under the Exchange Act in connection with the 2023 Annual Meeting of Stockholders, the proxy for such meeting will confer discretionary authority to vote on such proposal unless CBIZ is notified of such proposal no later than February 11, 2023, and the proponent complies with the other requirements set forth in SEC Rule 14a-4(c) under the Exchange Act. No stockholder proposals were received for inclusion in this proxy statement.

EXPENSES OF SOLICITATION

CBIZ is soliciting proxies and bears the expense of preparing and mailing the materials in connection with the solicitation of proxies, as well as the cost of solicitation. Computershare Investor Services’ (“Computershare”) subsidiary, Georgeson Shareholder Communications, Inc. (“Georgeson”) has been retained by CBIZ to assist in the solicitation of proxies. Computershare, which has a contract to act as the transfer agent for CBIZ, will not be paid any additional fees for these services. Georgeson will be reimbursed for its broker search and mailing expenses. Computershare will receive reimbursement of out-of-pocket expenses it incurs in connection with its efforts. In addition, CBIZ will reimburse brokers, nominees, banks and other stockholders of record for their expenses incurred in forwarding proxy materials to beneficial owners. CBIZ expects that the solicitation of proxies will be primarily by mail, but directors, officers and employees of CBIZ may solicit proxies by personal interview, telephone or telecopy. These persons will receive no additional compensation for such services.

CBIZ’s Annual Report on Form 10-K for the year ended December 31, 2021, including financial statements and a Letter to Stockholders is being furnished to all stockholders entitled to vote at the Annual Meeting. The Annual Report does not constitute a part of the proxy solicitation material. CBIZ will furnish or mail additional copies of its Annual Report on Form 10-K for the year ended December 31, 2021, to each stockholder or beneficial owner of shares of common stock without charge upon such person’s written request to the Investor Relations Department at CBIZ’s Executive Offices at 6801 Brecksville Rd., Door N, Independence, Ohio 44131.

HOUSEHOLDING

When more than one holder of our common stock shares the same address, we may deliver only one E-Proxy Notice or set of proxy materials, as applicable, to that address unless we have received contrary instructions from one or more of those stockholders. Similarly, brokers and other intermediaries holding shares of our common stock in “street name” for more than one beneficial owner with the same address may deliver only one E-Proxy Notice or set of proxy materials, as applicable, to that address if they have received consent from the beneficial owners of the stock.

We will deliver promptly, upon written or oral request, a separate copy of the E-Proxy Notice or set of proxy materials, as applicable, to any stockholder or record at a shared address to which a single copy of those documents was delivered. To receive these additional copies, you may write or call CBIZ’s Corporate Secretary at 6801 Brecksville Rd., Door N, Independence, Ohio 44131, phone (216) 447-9000. If your shares are held in “street name,” you should contact your broker, bank, or other nominee who holds the shares on your behalf to request an additional copy of the E-Proxy Notice or set of proxy materials. Beneficial owners sharing an address who are receiving multiple E-Proxy Notices or multiple paper copies of the proxy materials, as applicable, and who wish to receive a single copy of these materials in the future will need to contact their broker, bank, or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

If you are a stockholder of record and are either receiving multiple E-Proxy Notices or multiple paper copies of the proxy materials, as applicable, and wish to request future delivery of a single copy or are receiving a single E-Proxy Notice or copy of the proxy materials, as applicable, and wish to request future delivery of multiple copies, please contact CBIZ’s Corporate Secretary at the address or telephone number above. If your shares are held in “street name”, you should contact the broker or other intermediary who holds the shares on your behalf.

OTHER MATTERS

Management does not intend to present any other items of business and knows of no other matters that will be brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons named in such proxies.

The accompanying form of proxy has been prepared at the direction of the Board of Directors and is sent to you at the request of the Board of Directors. The Board of Directors has designated the proxies named therein.

By Order of the Board of Directors,

Michael W. Gleespen, Corporate Secretary

Independence, Ohio

March 28, 2022

01 - Rick L. Burdick 04 - Benaree Pratt Wiley 02 - Steven L. Gerard 03 - Jerome P. Grisko, Jr. For Withhold For Withhold For Withhold 1 P C F Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03LOWA + + Proposals — The Board of Directors recommend a vote FOR all director A nominees listed and FOR Proposals 2 and 3. 2. To ratify KPMG, LLP as CBIZ’s independent registered public accounting firm. 3. To conduct an advisory vote approving named executive officer compensation. 1. Election of Directors: For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q 2022 Annual Meeting Proxy Card For Against Abstain You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/CBIZ or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/CBIZ Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received by 1:00 a.m., Eastern Time, on May 10, 2022. Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/CBIZ Notice of 2022 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 10, 2022 CBIZ, Inc. Headquarters Board Room 6801 Brecksville Rd., Door N Independence, Ohio 44131 Gina D. France and A. Haag Sherman, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of CBIZ, Inc. to be held on May 10, 2022 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the nominees recommended by the Board of Directors and FOR items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) CBIZ, Inc. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q C Non-Voting Items + + Change of Address — Please print new address below. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.envisionreports.com/CBIZ